 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENERGIZER HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

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ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 3:00 p.m. on Tuesday, January 18, 2011 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

WARD M. KLEIN
Chief Executive Officer

December 10, 2010

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 3:00 p.m. on Tuesday, January 18, 2011, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is:

•	to elect three directors to serve three-year terms ending at the Annual Meeting held in 2014, or until their respective successors are elected and qualified;

•	to approve the amendment and restatement of the Energizer Holdings, Inc. 2009 Incentive Stock Plan (“2009 Plan”);

•	to approve the Company’s Executive Officer Bonus Plan and performance-based criteria;

•	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2011; and

•	to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 19, 2010. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card;

•	VISIT www.energizer.com to vote via the Internet, using the identification number indicated on the proxy card;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

The attached Proxy Statement as well as the Company’s 2010 Annual Report to Shareholders, have also been posted on the Company’s website at www.energizer.com. Information on our website does not constitute part of this document.

By Order of the Board of Directors,
Mark S. LaVigne
Secretary

December 10, 2010

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The board of directors is soliciting proxies to be used at the 2011 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 10, 2010.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 19, 2010 may vote at the meeting and any adjournment or postponement thereof. On November 19, 2010, there were 70,583,751 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods:

•	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•
Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card and using the identification code indicated. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.energizer.com. Your identification code for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

If you vote by telephone or via the Internet, you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or paper ballot; or

•
attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. The election of each director nominee, the approval of the Executive Officer Bonus Plan and Performance-Based criteria and the ratification of the Company’s independent registered public accounting firm for 2011 must be approved by a majority of the voting power represented at the annual meeting in person or by proxy. Shareholders do not have the right to vote cumulatively in electing directors. The amendment to the 2009 Plan must be approved by a majority of the voting power represented at the annual meeting in person or by proxy, provided that the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal. Shares represented by a proxy marked “against” or “abstain” on any matter, will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “against” or “abstain” will have the effect of a vote against such nominee or nominees or such matter. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker has discretionary authority to vote the shares on some, but not all matters), will be considered present at the meeting for purposes of determining a quorum, and voted only as to those matters marked on the proxy card.

All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked, will be voted at the annual meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our board of directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. As of the date this proxy statement went to press, no other matters had been raised for consideration at the annual meeting.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors, the approval of the amendment to the 2009 Plan and the approval of the executive bonus plan and performance criteria (Items 1, 2 and 3 of this proxy statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors and other “non-routine” proposals, your bank or broker was allowed to vote those shares on your behalf as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in non-routine matters on a discretionary basis. The ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is considered routine, but the election of directors, the approval of the amendment to the 2009 Plan and the approval of the executive officer bonus plan and performance criteria are non-routine. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, the amendment to the 2009 Plan or the approval of the executive officer bonus plan and performance criteria, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our accounting firm (Item 4 of this proxy statement). If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in our savings investment plan and had an account in the Energizer common stock fund on November 12, 2010, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of common stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of common stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $13,500 plus its expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation, as well as by employees of Georgeson. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

Section 16(a) Beneficial Ownership Reporting Compliance

In December 2009, each of our executive officers filed a late Form 4, which reported Company matching contributions in the deferred compensation plan made as of November 30, 2009. The contributions were not reported to the executive officers by the plan administrator until after the deadline for reporting had passed. In addition, during that month, each of the executive officers filed late Form 4s disclosing the forfeiture on November 3, 2009 of performance restricted stock equivalents granted to each of the executive officers in 2006, in accordance with the terms of the awards. (The equivalents were forfeited for failure to achieve Company performance goals for the three-year period ending September 30, 2009.) The executive officers were not aware of the requirement to report such forfeitures until after the reporting deadline had passed. To the best of our knowledge, all other filings of stock ownership and changes in stock ownership by our directors and executive officers, which are required by rules of the Securities and Exchange Commission, were made on a timely basis in fiscal 2010.

ITEM 1. ELECTION OF DIRECTORS

Our board of directors currently consists of nine members and is divided into three classes, each consisting of three members, and terms of service expiring at successive annual meetings.

Three directors will be elected at the 2011 Annual Meeting to serve for a three-year term expiring at our annual meeting in the year 2014. The board has nominated Ward M. Klein, W. Patrick McGinnis and John R. Roberts for election as directors at this Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another person the board may nominate in his or her place, unless you indicate otherwise.

Vote Required.  The affirmative vote of a majority of the voting power represented in person or by proxy is required for the election of each director.

The board of directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2010.

WARD M. KLEIN, Director Since 2005, Age 55
(Standing for election at this meeting for a term expiring in 2014)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President,  International from 2002 to 2004, and as  Vice President, Asia Pacific and Latin  America from 2000 to 2002. Also a director of Brown Shoe Company, Inc., and formerly a director of AmerUs Group Co. Mr. Klein also serves on the Board of Directors of the Federal Reserve Bank of St. Louis.

Mr. Klein has over 20 years of service with Energizer, in international as well as domestic leadership positions, and has obtained extensive knowledge of our business operations and industry dynamics. In his capacity as chief executive officer, and the only management member of the board of directors, Mr. Klein provides a necessary and unique perspective to the board.

W. PATRICK MCGINNIS, Director Since 2002, Age 63
(Standing for election at this meeting for a term expiring in 2014)

Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. Also a director of Brown Shoe Company, Inc.

Mr. McGinnis has had almost forty years of experience in consumer products industries, including almost twenty years as chief executive of the Purina pet food business. As a result, he has expertise with respect to marketing and other commercial issues, competitive challenges, and long-term strategic planning, as well as valuable perspectives with respect to potential acquisitions of consumer products businesses.

JOHN R. ROBERTS, Director Since 2003, Age 69
(Standing for election at this meeting for a term expiring in 2014)

Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

Mr. Roberts brings many years of experience as an audit partner at Arthur Andersen to our board. His extensive knowledge of financial accounting, accounting principles, and financial reporting rules and regulations, and his experience in evaluating financial results and generally overseeing the financial reporting process of large public companies from an independent auditor’s perspective, provides invaluable expertise to our board and audit committee. His service as a board member and audit committee chair for other public companies reinforces the knowledge and insight he provides to our board.

BILL G. ARMSTRONG, Director Since 2005, Age 62
(Continuing in Office—Term expiring in 2012)

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. He is now retired. Also a director of Ralcorp Holdings, Inc.

Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was president of the American Chamber of Commerce. As a result of his international and operational experience, he provides a global perspective to the board, which has become increasingly important as our international operations have grown to account for approximately half of our annual sales and profitability.

J. PATRICK MULCAHY, Director Since 2000, Age 66
(Continuing in Office—Term expiring in 2012)

Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. He is also a director of Hanesbrands, Inc. and Ralcorp Holdings, Inc., and was formerly a director of Solutia, Inc.

Mr. Mulcahy has had over forty years of experience in consumer products industries, including almost twenty years as chief executive of our battery business. He was our first chief executive officer, and managed and directed the acquisition of our Schick-Wilkinson Sword business in 2003. He is very knowledgeable about the dynamics of our various businesses and the categories in which they compete. His experience with the complex financial and operational issues of consumer products businesses brings critical financial, operational and strategic expertise to our board of directors.

PAMELA M. NICHOLSON, Director Since 2002, Age 51
(Continuing in Office—Term expiring in 2012)

Ms. Nicholson has served as President and Chief Operating Officer, Enterprise Holdings, Inc. (auto rental and leasing) since 2008. She served as Executive Vice President and Chief Operating Officer for Enterprise from 2004 to 2008, and as Senior Vice President, North American Operations from 1999 to 2004.

Ms. Nicholson has served almost thirty years at Enterprise, obtaining extensive operational and management expertise. As the first woman president of Enterprise, a private company and one of the largest and most comprehensive vehicle rental businesses worldwide, she has been named four times to Fortune Magazine’s Top 50 Most Powerful Women list. Ms. Nicholson provides our board with global perspective with respect to operational and business issues, and insight with respect to executive compensation and diversity issues.

R. DAVID HOOVER, Director Since 2000, Age 65
(Continuing in Office—Term expiring in 2013)

Mr. Hoover has served as Chairman and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2001. Also a director of Ball Corporation, Eli Lilly and Company, and Qwest Communications International, Inc., and formerly a director of Irwin Financial Corporation.

Mr. Hoover began his employment at Ball Corporation in 1970, and has served in numerous finance and administration, treasury and operational capacities during his tenure at Ball, including service as chief financial officer, chief operating officer and chief executive officer. His broad and extensive experience provides our board with valuable insight into complex business, operational and financial issues. His chairmanship of our finance and oversight committee has been significant, particularly during the recent global recession, as that committee directly advises management on financial and economic issues and strategies.

JOHN C. HUNTER, Director Since 2005, Age 63
(Continuing in Office—Term expiring in 2013)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. Solutia and certain subsidiaries filed voluntary petitions for bankruptcy in 2003, and emerged from bankruptcy in 2008. Also a director of Penford Corporation, and formerly a director of Hercules, Inc.

Mr. Hunter has a degree in chemical engineering and a masters in business administration. During his career with Solutia and its former parent, Monsanto, Inc., he obtained many years of experience in the specialty chemicals business, as well as an in-depth knowledge of environmental issues. As a result, he provides insightful risk management experience to our board, and a practical perspective and understanding as we deal with environmental, regulatory and sustainability issues.

JOHN E. KLEIN, Director Since 2003, Age 65
(Continuing in Office—Term expiring in 2013)

Mr. Klein has served as President of Randolph College (education) since August 2007. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness), and formerly served as a director of Embrex, Inc.

Mr. Klein obtained a law degree and practiced law with a firm in New York City for several years before joining Bunge International. He had a number of international postings in Europe and South America before being named chief executive of Bunge’s North American operations. He has also obtained significant administrative experience in the field of higher education. He brings the benefits of his diverse legal, international, operational and administrative background and experience to our board, and to his chairmanship of our nominating and executive compensation committee. In that role, he has gained extensive knowledge of our compensation plans and programs, and a thorough understanding of current issues, trends and concerns in executive compensation design.

BOARD OF DIRECTORS STANDING COMMITTEES

				Nominating and Executive	Finance and
Board Member	Board	Audit	Executive	Compensation	Oversight
Bill G. Armstrong	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter	✓			✓
John E. Klein	✓	✓		✓*
Ward M. Klein	✓		✓		✓
W. Patrick McGinnis	✓		✓	✓
J. Patrick Mulcahy	✓*		✓*		✓
Pamela M. Nicholson	✓	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
Meetings held in 2010	7	5	0	5	5
____________

*	Chairperson

Audit:  Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Our board has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. Our board has elected John R. Roberts as chair of the audit committee, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines.

Executive:  May act on behalf of the Board in the intervals between board meetings.

Nominating and Executive Compensation:  Sets compensation of our executive officers, approves deferrals under our deferred compensation plan, administers our 2000 and 2009 incentive stock plans and grants equity-based awards, including performance-based awards, under those plans. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. The committee recommends nominees for election as directors or executive officers to the board, as well as committee memberships and compensation and benefits for directors. It is also responsible for conducting the annual self-assessment process of the board and its committees, and regular review and updating of our corporate governance principles. Our board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the New York Stock Exchange.

Finance and Oversight:  Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance.

During fiscal year 2010, all directors attended 75% or more of the board meetings and committee meetings on which they served during their period of service. Each director is encouraged to attend our annual meeting of shareholders each year. All directors attended the 2010 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Our board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both chief executive officer and chairman of the board. This flexibility allows the board to utilize its considerable experience and knowledge to elect the most qualified director as chairman of the board, while maintaining the ability to separate the chairman and chief executive officer roles when necessary. The board bases this determination on the way that it believes is best to provide appropriate leadership for the Company at the time. Currently, the roles of chairman of the board and chief executive officer are separate. The board believes this is currently the optimal structure for providing leadership that is both independent in its oversight of management and closely attuned to our specific business. The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chairman of the board provides guidance and sets the agenda for board meetings, in consultation with the chief executive officer, and presides over meetings of the full board. However, the board understands that the environment in which we operate is dynamic, and the structure that is most appropriate may change from time to time.

The board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the board and its committees providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. The risk oversight responsibility of the board and its committees is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, compensation, economic, operational, financial, accounting, tax, legal, regulatory, compliance, health, safety, environmental, political and reputational risks. The full board, or the appropriate committee, receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company’s risk management practices. Information brought to the attention of one of the committees can then be shared with management or the full board, as appropriate.

The audit committee performs a central oversight role with respect to financial and compliance risks, and meets independently with our independent auditors, outside the presence and without the participation of senior management. It also regularly receives reports regarding our most significant internal controls and compliance risks, along with management’s processes for maintaining compliance within a strong internal controls environment. In addition, the audit committee receives reports regarding potential legal and regulatory risks and management’s plans for managing and mitigating those risks. The nominating and executive compensation committee considers the risk of our compensation philosophies and programs in connection with the design of our compensation programs for senior corporate and Company management. The finance and oversight committee is responsible for assessing risks related to our capital structure, significant financial exposures, major insurance programs, stock repurchase program and dividend policy, foreign currency management and pension fund performance and regularly evaluates financial risks associated with such programs.

Compensation Committee Interlocks and Insider Participation

No member of the nominating and executive compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the U.S. Securities and Exchange Commission.

Determining Executive Compensation

At the beginning of each fiscal year, the nominating and executive compensation committee reviews and approves compensation for our executive officers, including any merit increases to base salary, our annual cash bonus program, long-term equity incentive awards, and performance targets under those programs and awards. The committee members base these determinations on their review of competitive market data from our peer group and the recommendations of the chief executive officer and our human resources department. Meridian Compensation Partners LLC (“Meridian”), the committee’s compensation consultant, conducts an in-depth annual review of our compensation practices, and those of our peer group, in order to support the committee’s review process. Meridian also advises the committee during its review of compensation for non-employee directors and the competitiveness of our executive compensation programs. For more information on the committee’s review process and Meridian’s assistance to the committee, as well as on compensation consultants retained by the Company, see Compensation Discussion and Analysis, below.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our board of directors, and our corporate governance principles, have been posted on our website at www.energizer.com, under “About Energizer: Corporate Governance”. Information on our website does not constitute part of this document. Our code of business conduct and ethics applicable to the members of the board of directors, as well as the code applicable to the officers and employees, have each been posted on our website as well, under “—Codes of Conduct.”

Copies of the committee charters, the corporate governance principles, and the codes of conduct will be provided without charge to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our corporate governance principles, adopted by our board, provide that a majority of the board, and the entire membership of the audit and the nominating and executive compensation committees of the board, shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange. In addition, our corporate governance principles provide that there may not be at any time more than two employee directors serving on the board. A director will be considered independent if he or she does not have a material relationship with us, as determined by our board. To that end, the board, in the corporate governance principles, has established the following guidelines for determining whether a director is independent, consistent with the listing standards of the New York Stock Exchange: a director will not be considered independent if, within the last three years (i) the director was employed by the Company or a subsidiary or an immediate family member was employed by the Company or a subsidiary as an executive officer, (ii) the director or an immediate family member was employed in a professional capacity by the Company’s external auditor, or in the Company’s internal audit department, or (iii) any of our present executive officers serve on the compensation committee of another company that employs the director or an immediate family member of the director as an executive officer.

The following relationships will be considered material, which would also impact independence: (i) a director or an immediate family member is an executive officer, or the director is an employee, of another company which has made payments to, or received payments from, the Company and the payments to, or amounts received from, that other company, in any of the last three fiscal years, exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues; (ii) a director or an immediate family member, within the last three years, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments), in any of the last three fiscal years, exceed the greater of $100,000 or 2% of the organization’s total annual charitable receipts; (iv) a director is a partner of or of counsel to a law firm that, in any of the last three fiscal years, performs substantial legal services for us on a regular basis; or (v) a director is a partner, officer or employee of an investment bank or consulting firm that, in any of the last three fiscal years, performs substantial services for us on a regular basis. For other significant relationships not specifically covered, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the New York Stock Exchange listing standards.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, and conduct our own internal review, for the purpose of identifying certain potentially material transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor. Pursuant to that review, the board has considered the independence of W. Patrick McGinnis in light of the fact that we jointly own four corporate aircraft with Ralcorp Holdings, Inc. and Nestlé Purina PetCare Company, for

which Mr. McGinnis serves as chief executive officer and president. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestlé, and a pro rata portion of the fixed expenses are reimbursed to Nestlé by the other owners based upon their respective percentages of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs. No additional margin or operating fee is paid to Nestlé. The independent members of the board determined that Mr. McGinnis does not have any direct or indirect financial or other interests in our reimbursement of our aircraft expenses, or our continued ownership of our share of the aircraft, and consequently determined that the independence of Mr. McGinnis was not impacted. In addition, the board also considered the independence of Pamela Nicholson since the Company recently determined to use Enterprise as its primary rental car provider, for which Ms. Nicholson serves as president and chief operating officer. Based upon the fact that (i) the payments to Enterprise made by the Company are immaterial to both Enterprise and the Company and only reflect actual expenses associated with our employees’ actual travel expenses; (ii) no payments are made directly to Ms. Nicholson with respect to the car rental program; (iii) Ms. Nicholson does not receive additional compensation due to the Company’s use of Enterprise as its rental car provider; and (iv) Ms. Nicholson does not personally benefit from the Company’s payment under the contract, the independent members of the board determined that Ms. Nicholson would not be conflicted with respect to any decisions, and that her independence would not be impacted.

Accordingly, based on the responses to the 2010 questionnaire and the results of its review, the board has affirmatively determined that all directors, other than Ward M. Klein, are independent from management. The following are the eight non-employee directors deemed to be independent: Bill G. Armstrong, R. David Hoover, John C. Hunter, John E. Klein, W. Patrick McGinnis, J. Patrick Mulcahy, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The nominating and executive compensation committee is responsible for recommending candidates for election to our board of directors, consistent with the requirements for membership set forth in our corporate governance principles. Those requirements include integrity, independence, diligence, diversity, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will represent the diverse interests of our shareholders, and who bring to the board a breadth of experience from a variety of industries, geographies and professional disciplines. Although the Company does not have a formal policy with respect to diversity matters, the Board also considers factors such as diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the board. The committee is also responsible for articulating and refining specific criteria for board and committee membership to supplement, as appropriate, the more general criteria set forth in the principles.

The committee expects a high level of commitment from board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets board and/or committee membership requirements, as set forth in our corporate governance principles, determines whether a potential candidate is independent according to the board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our board determined that increasing its size was appropriate, candidates have been recommended to the committee by other board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the board of directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned; the candidate’s biographical information, including age, business and residential address, and principal occupation for the previous five years, and the nominee’s consent to being named as a nominee and to serving on the board. A description of factors qualifying or recommending the nominee for service on the board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). If the committee determines a candidate, however proposed, is suitable for board membership, it will make a recommendation to the board for its consideration.

Under our bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. See “Shareholder Proposals for 2012 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy material sent to shareholders prior to the meeting, except as described in that section.

Stock Ownership Guidelines

In November of 2009, the board revised our corporate governance principles to provide that each non-management director must maintain ownership of our common stock with a value of at least five times the director’s annual retainer. New directors would be given a period of five years to attain full compliance with these requirements.

For purposes of these determinations, stock ownership includes shares of our common stock which are directly owned or owned by family members residing with the director, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents, unless they are subject to achievement of performance targets, and common stock or stock equivalents credited to a director under our savings investment plan, or our deferred compensation plan. At the current time, all of our directors are in compliance with the guidelines.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our board. If the concern relates to our financial statements, business ethics, corporate conduct, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of the audit committee, in care of the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. If the concern relates to our governance practices, the concern may be submitted in writing to Mr. John Klein, the chairman of the nominating and executive compensation committee, in care of the Secretary of the Company. Executive sessions without management directors present are scheduled at each board meeting, and are chaired by Mr. J. Patrick Mulcahy, the chairman of the board. Concerns may be raised with the non-management directors by written communication to Mr. Mulcahy, in care of the Secretary of the Company. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Secretary of the Company.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 877-521-5625, or leave a message at our confidential web address: https:/energizer.alertline.com. Confidential letters may be sent to any independent director at:

AlertLine
PMB 3767
13950 Ballantyne Corporate Place
Charlotte, North Carolina 28273
U.S.A.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our board during fiscal 2010:

Retainers and Meeting Fees

All directors, other than Mr. Ward Klein, received the following fees for serving on the board or its committees. Mr. Klein receives no compensation other than his normal salary for his service on the board and its committees.

Annual Retainer ..................................................................................................................................	$ 50,000
fee for each board meeting ................................................................................................................	$ 1,500
fee for each committee meeting ........................................................................................................	$ 1,500

The chairpersons of the committees also receive an additional annual retainer of $15,000 for each committee that they chair, and the chairman of the board receives an additional annual retainer of $35,000 for his services as chairman.

The nominating and executive compensation committee, which makes recommendations to the full board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group. This peer group has been selected for purposes of evaluating our executive compensation based on market data provided by the committee’s independent consultant, Meridian Compensation Partners, LLC. In November, 2010, the board approved that the cash retainer be increased to $65,000 and the stock retainer credited in the Energizer stock fund of the deferred compensation plan be increased to $100,000, effective January 1, 2011.

Deferred Compensation Plan

Non-management directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into: the Energizer common stock unit fund, which tracks the value of our common stock; the prime rate option, under which deferrals are credited with interest at J.P. Morgan Chase & Co.’s prime rate, an above-market rate; or any of the measurement fund options which track the performance of the Vanguard investment funds offered under our savings investment plan, a 401(k) savings plan available generally to our salaried U.S. employees. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the board.

Company Matching Contributions.  Deferrals of retainers and fees into the Energizer common stock unit fund of the deferred compensation plan receive a 33 1/3% Company match at the end of each calendar year, which match is immediately vested. However, these Company matches must be retained in the Energizer common stock unit fund for a period of 36 months from the date of crediting, unless the director terminates service on the Board prior to the end of that period at which time he or she would receive a distribution of all vested amounts credited under the plan. In November 2010, the Board, at the recommendation of the compensation consultant, approved elimination of the Company Match effective January 1, 2011.

Additional Contribution.  On December 31st of each year, each non-management director is also credited with a number of stock equivalents in the Energizer common stock unit fund of the deferred compensation plan. The value of the equivalents (which do not receive an additional Company match) credited at the end of 2010 was $65,000. These equivalents are vested at grant, and may be transferred to any other fund of the plan. In November, 2010, the Board, at the recommendation of the compensation consultant, approved increasing the cash retainer to $100,000 effective January 1, 2011.

Special Restricted Stock Equivalent Award

In January, 2005, upon his retirement as our chief executive officer, Mr. Mulcahy was granted 10,000 restricted stock equivalents as consideration for an agreement not to compete with us for a five-year period. These equivalents vested in January, 2010.

Non-Qualified Stock Options

Each non-management director appointed to the board between 2000 and 2005 also received a non-qualified stock option to purchase 10,000 shares on the date of his or her appointment to the board. These options, which were granted under our 2000 incentive stock plan and have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of our common stock on the New York Stock Exchange composite index, and are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the board, or upon a change in control of the Company. The current number of vested stock options held by each director is set forth in the Common Stock Ownership of Directors and Executive Officers table below.

Restricted Stock Equivalents

At a meeting in November of 2007, the board approved suspending the option grant for new directors that may be appointed or elected in the future, and replacing it with a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents would vest three years from the date of grant. Since that time, no new directors have been appointed or elected.

Each non-employee director appointed to the board between April 1, 2000 and October 1, 2003 was granted a restricted stock equivalent award, under which the director was credited with a restricted stock equivalent for each share of our common stock he or she acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003. All outstanding equivalents granted under these awards have vested, and each director has elected to defer receipt until termination of service on our board. The number of vested equivalents credited to each director is set forth in footnote (3) to the Director Compensation table below.

Personal Use of Company-Owned Aircraft

In May of 2005, the board approved a resolution authorizing Mr. Mulcahy, the chairman of the board and Mr. Ward Klein, the chief executive officer and a member of the board, to use our aircraft for personal travel for up to 30 flight hours per year, per individual, when the aircraft are not being used on business related trips. The resolution also authorized family members and guests to accompany them on business or personal flights on our aircraft, and authorized reimbursement of Mr. Mulcahy and Mr. Klein for any taxes associated with (i) their personal use of our aircraft, and (ii) the personal use by their family members and guests. However, they are not reimbursed for taxes on such reimbursement. In November of 2009, the Board amended the resolution:

•	to provide that Mr. Mulcahy would no longer be permitted personal use of our aircraft,

•	to eliminate any reimbursement for taxes associated with personal use of the aircraft, effective as of January 1, 2010, and

•	to increase the number of authorized flight hours for Mr. Klein to 50 per year.

As noted under Director Independence above, our aircraft are jointly owned with two other corporations in order to share the fixed costs associated with such ownership. We are, however, assessed a charge per flight hour to cover all variable operating costs associated with each flight, including fuel costs, mileage, trip-related maintenance, landing fees, trip-related hangar and parking costs, and on-board catering. The incremental cost to us for the directors’ personal use shown below reflects the assessed charge per flight hour for such use. Since the aircraft are used primarily for business travel, those amounts exclude any prorated portion of our fixed costs.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation
Name	($)(1)	($)(2)(3)	($)(4)	($)	($)(5)	($)(6)(7)	Total ($)
B.G. Armstrong	$72,000	$90,226	$0	$0	$0	$0	$162,226
R.D. Hoover	$80,250	$93,058	$0	$0	$0	$0	$173,308
J.C. Hunter	$63,000	$70,681	$0	$0	$0	$0	$133,681
J.E. Klein	$85,750	$93,835	$0	$0	$0	$0	$179,585
R.A. Liddy*	$64,000	$88,470	$0	$0	$4,884	$0	$157,354
W.P. McGinnis	$65,500	$65,000	$0	$0	$0	$0	$130,500
J.R. Micheletto*	$15,500	$86,633	$0	$0	$0	$0	$102,133
J.P. Mulcahy	$95,250	$120,638	$0	$0	$0	$19,314	$235,202
P.M. Nicholson	$70,500	$89,918	$0	$0	$0	$0	$160,418
J.R. Roberts	$85,750	$93,835	$0	$0	$1,651	$0	$181,236

*	Messrs. Liddy and Micheletto retired as directors in November and January, 2010, respectively.

(1)	This column reflects retainers and meeting fees earned during the fiscal year.

(2)
This column reflects the aggregate grant date fair value, in accordance with FASB ASC Topic 718, of the Company matching contributions described in the narrative above, as well as the additional contribution on December 31, 2009 of stock equivalents valued at $65,000 in the Energizer common stock unit fund of our deferred compensation plan (1,061 equivalents per director) as described in the narrative above. Assumptions utilized in the valuation are set forth in “Note 7. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2010. There were no FASB ASC Topic 718 compensation expenses associated with the vested but deferred equivalents described in footnote (3) during fiscal 2010. The amount shown for Mr. Mulcahy includes the FAS 123R compensation expenses associated with the unvested restricted stock equivalents of $27,600. These vested and were released to Mr. Mulcahy in January, 2010.

(3)
The number of vested but deferred stock equivalents credited to each director as of September 30, 2010 is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; and Ms. Nicholson, 10,000.

(4)
The number of shares underlying stock options held by each director as of September 30, 2010 is as follows: Mr. Armstrong, 10,000; Mr. Hunter, 10,000; Mr. J. Klein, 10,000; Mr. McGinnis, 10,000; Ms. Nicholson, 6,700; and Mr. Roberts, 10,000.

(5)	The values shown consist of above-market interest (120% of the applicable long-term federal rate) credited to deferrals into the prime rate fund of our deferred compensation plan.

(6)
In fiscal 2010, the incremental cost of directors’ personal use of the Company aircraft, on a variable cost basis, was $12,566 for Mr. Mulcahy, and the approximate amount of disallowed federal tax deductions associated with such use was $4,650. In addition the amount reimbursed to Mr. Mulcahy for taxes associated with such personal use (which is paid on a delayed basis) was $2,098. Mr. Mulcahy’s personal use of the Company aircraft, as well as reimbursement of taxes associated with such use, was terminated by the Board effective as of January 1, 2010.

All of the directors were also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.

(7)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:

(i)
The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending board and committee meetings at our headquarters.

(iii)
The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

(iv)
In light of Mr. Mulcahy’s responsibilities as chairman of the board, he is provided use of an office and computer at our headquarters, as well as a cell phone and certain business publication subscriptions. From time to time, as part of his responsibilities as chairman, he incurs travel and other business expenses, for which he is reimbursed.

ITEM 2. PROPOSAL TO AMEND AND RESTATE THE 2009
INCENTIVE STOCK PLAN

We are asking you to approve the amendment and restatement of the Energizer Holdings, Inc. 2009 Incentive Stock Plan (the “2009 Plan”) to increase the maximum number of shares authorized for issuance under the plan to 8,000,000, and to make other changes as described below. The board approved the proposed share increase and these other changes to the 2009 Plan on November 1, 2010, subject to shareholder approval at the annual meeting.

Our shareholders approved the 2009 Plan in January 2009. The 2009 Plan has a term of ten years and currently authorizes the grant of up to 4,000,000 shares of our common stock over that period. The purpose of the 2009 Plan is to promote the interests of the Company and its shareholders by:

•	attracting and retaining key employees,

•	tying the compensation of key employees to the performance of the Company, and

•	providing an opportunity for participants to increase their holdings of common stock.

The 2009 Plan permits the board of directors to grant stock options and other stock awards to individual directors, if the board decides to do so. In addition, under the 2009 Plan, we have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code in order to preserve our ability to receive federal income tax deductions for the awards. As of November 15, 2010, the closing price of our common stock on the New York Stock Exchange composite index was $70.25.

The board believes that our traditional policy of providing employees and non-employee directors with equity compensation (and thereby additional incentive and proprietary interest in our success) has been a material factor in our ability to attract and retain highly talented executives and non-employee directors, as well as maintain a performance-oriented culture. As of December 1st, 2010, 527,185 shares remained available for issuance under the 2009 Plan and no shares are available for issuance under any other/preceding plan, except with respect to outstanding awards. Set forth below is a table which summarizes the equity grants made by the Company under the 2000 and 2009 Plans for the last three fiscal years excluding time based restricted stock which vested and non-qualified stock option exercises during FY 2008, 2009 and 2010:

	FY 2008	FY 2009	FY 2010
Non-Qualified Stock Option Granted	0	0	266,750
Time-Based Restricted Stock Granted	321,450	366,850	417,658
Performance-Based Restricted Stock Granted	204,000	577,207	339,664
Time-Based Restricted Stock Forfeited	18,417	9,574	21,152
Performance-Based Restricted Stock Forfeited	0	0	378,106(1)
Non-Qualified Stock Option Forfeited	5,700	3,688	31,201
Performance-Based Restricted Stock Vested	0	256,800(2)	149,810(3)

(1)
Of this number, 198,075 shares were granted on October 9, 2006 and were forfeited when performance criteria were not attained at the end of fiscal 2009. An additional 146,447 were granted February 6, 2009 and were forfeited when the performance criteria were not attained in November 2009 in accordance with the individual and company performance goals. The remaining 33,584 were forfeited due to the retirement or resignation of recipients during fiscal 2010 of awards granted during fiscal years 2008, 2009 and 2010.

(2)	Performance awards granted October 11, 2005 which vested based upon attainment of performance criteria at end of fiscal 2008.

(3)	Performance awards granted February 6, 2009 which vested upon attainment of individual and company performance goals in November, 2009.

Our board and management have determined that, based upon our historical grant rates, the number of shares remaining for issuance under the 2009 Plan will not permit us to continue issuing equity awards in the manner we have historically made such awards. If the amendment is not approved by our shareholders, we believe our ability to attract, retain and motivate the talent we need to compete in our industry will be seriously and negatively impacted, which could affect our long-term success.

In addition to increasing the number of shares available for issuance under the 2009 Plan, the amendments to the 2009 Plan would, among other things:

•	clarify the definitions of “Affiliates” and “Committee”;

•	provide that the committee may permit the net exercise of options through a traditional net exercise or stock swap method;

•	provide a description of the $100,000 limitation that applies to issuances of incentive stock options;

•	remove the prior 1% threshold for adjusting the number of shares subject to outstanding awards; and

•	clarify that the termination of awards subject to Section 409A of the Internal Revenue Code may be accomplished without consent of the recipient.

A summary of the principal features of the 2009 Plan, as proposed to be amended and restated under this proposal, appears below. This summary is not a complete description of all of the provisions of the 2009 Plan and is qualified in its entirety by the specific language of the 2009 Plan.

Vote Required.  The affirmative vote of a majority of the voting power represented in person or by proxy is required for approval of the amendment to the 2009 Plan, provided that the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal.

Our board of directors recommends a vote FOR the approval of the amendment to the 2009 Plan.

Description of the 2009 Plan

Corporate Governance

The 2009 Plan reflects our commitment to strong corporate governance practices, including:

•	No Evergreen Features. The maximum number of shares that we can issue under the 2009 Plan is fixed and cannot be increased without shareholder approval.

•
No Repricing or Reload Rights. The 2009 Plan prohibits us from repricing outstanding stock options or substituting lower-priced stock options for outstanding higher-priced options without shareholder approval. Additionally, the 2009 Plan prohibits us from granting any options that contain so-called reload rights, which are provisions entitling the option recipient to the automatic grant of additional options in connection with the exercise of the original option.

•
Administration by nominating and executive compensation committee. Our board of directors has delegated the administration of the 2009 Plan to the board’s nominating and executive compensation committee, which consists solely of independent, non-employee directors, and the committee has engaged an independent compensation consultant to advise it on compensation matters.

Administration:  The 2009 Plan is administered by the nominating and executive compensation committee of the board of directors, or any successor committee the board may designate to administer the 2009 Plan, provided such committee consists of two or more individuals. The committee has the authority to select employees to receive awards, to determine the types of awards and the number of shares of common stock covered by awards, and to set the terms and conditions of awards. The committee may delegate responsibility to others to assist it in administering the 2009 Plan. However, the full board of directors determines the amount, terms and conditions of restricted stock equivalent awards, stock options or other stock awards granted to directors in their capacities as directors. The committee has the authority to establish rules and regulations for the administration of the 2009 Plan, and its determinations and interpretations are binding, provided, however, that in the event of any construction, interpretation or establishment of rules and regulations, as such may relate to awards granted to directors in their capacities as directors, the board must ratify such construction, interpretation or establishment.

Eligible Participants

•
Any employee or officer of the Company or any of its majority-owned subsidiaries and certain of its other affiliated entities is eligible for any award under the 2009 Plan if selected by the committee. As of October 18, 2010, there were approximately 300 employees of the Company and its subsidiaries and affiliated entities who were recommended for awards under the 2009 Plan.

•	Any of our non-employee directors are also eligible to receive stock options or other stock awards under the 2009 Plan if authorized by the full board of directors.

Shares Authorized:  As proposed to be amended and restated, the number of shares of common stock which are authorized for awards under the 2009 Plan is 8,000,000. (The number of shares authorized is subject to certain adjustments to reflect, for example, stock splits, mergers and other certain corporate transactions and restructurings.) The pool of authorized shares is a “fungible” pool, meaning that it may be used for grants of restricted stock and stock equivalent awards, including performance-based awards, as well as for stock options or stock appreciation rights. However, if restricted stock and stock equivalent awards are granted, they will count as utilizing 1.95 of the authorized shares for each share actually granted, while options and stock appreciation rights will count as utilizing one share for each option share actually granted. In other words, if the committee awards only restricted stock or stock equivalent awards, and no options or stock appreciation rights, as proposed to be amended, approximately 270,300 shares could be awarded during the term of the 2009 Plan. If only options are awarded during the term of the Plan, up to approximately 527,000 shares could be utilized.

If any award is forfeited or expires, the shares which were not issued under the award will become available for additional awards under the 2009 Plan. The following shares will not increase the pool of authorized shares available for awards under the 2009 Plan:

•	shares of common stock tendered as full or partial payment to the Company upon exercise of options or stock appreciation rights (“SARs”),

•	shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and

•
shares withheld by the Company in satisfaction of withholding obligations upon the lapse of restrictions on restricted stock or stock equivalents or upon any other payment or issuance of shares under the 2009 Plan.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of Common Stock instead of cash.

Maximum Number of Shares:  The maximum number of shares of common stock that may be the subject of performance-based awards granted under the 2009 Plan to an employee or director during any one fiscal year is 500,000. Separately, the maximum number of shares of common stock that may be the subject of a stock option or SAR granted under the 2009 Plan to an employee or director during any one fiscal year is 500,000. The limits described in this paragraph are subject to adjustments in connection with stock splits, mergers and other certain corporate transactions and restructurings.

Types of Awards:  The 2009 Plan permits the grant of a variety of different types of awards:

•	Restricted stock and stock equivalent awards, including performance-based awards;

•	Stock options, including options with performance conditions;

•	Stock appreciation rights (also called phantom stock options); and

•	Other awards valued by reference to our common stock.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Restricted Stock and Stock Equivalent Awards:  Restricted stock awards are awards of stock that are subject to forfeiture during a pre-established period if certain conditions (for example, continued employment or attainment of pre-determined performance goals) are not met. The terms of a restricted stock award are determined by the committee (or, for directors, by the board) and are set forth in an award agreement. Restricted shares may not be sold, assigned, transferred, pledged or otherwise disposed of while the shares are subject to forfeiture. An employee or director receiving a restricted stock award will generally have all the rights of a shareholder of common stock, including the rights to vote and to receive any dividends, during the restricted period. Restricted stock equivalent awards are awards of stock equivalent units which only convert into shares of common stock upon vesting at the end of the restricted period, and consequently officers or directors receiving these awards do not have the right to vote or to receive dividends during that period (although if dividends were to be paid on the common stock, the terms of the awards could provide for dividend equivalents payable in cash). Their terms are also approved by the committee or the board, and they also may not be sold, assigned or transferred during the restricted period.

Stock Options:  The committee or board may grant stock options that qualify as “incentive stock options” under section 422 of the Internal Revenue Code (“ISOs”) or options that do not so qualify (“Non-Qualified Options”).

All options granted are subject to the following:

•	Options are not exercisable (unless accelerated) for at least one year after they are granted, and they are not exercisable more than ten years after grant.

•	The exercise price will not be less than the fair market value of our common stock on the grant date.

•	The committee or board will determine the vesting schedules of options granted under the 2009 Plan and may also impose additional conditions on exercise, including performance goals.

•
The exercise price must be paid at the time the option is exercised in either cash or in other shares of common stock or through a broker cashless exercise program authorized by the Company; provided, however, that upon prior approval of the committee, an individual entitled to exercise an option may elect to pay the purchase price of any exercised option through Net Exercise or Swap Exercise as described in the 2009 Plan.

Stock Appreciation Rights:  The holder of an SAR or phantom stock option is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the value of those shares on the date the award was granted. Payment of the excess will be in cash unless the committee or board elects to make payment in shares of common stock. If granted, the committee or the board would determine the vesting schedule of SARs granted under the Plan and could also impose additional conditions on exercise.

Except for adjustments to reflect stock splits, mergers and other certain corporate transactions and restructurings, stock options and stock appreciation rights may not be repriced (whether through modification of the exercise or grant price after the date of grant or through an option or SAR exchange program) without the approval of the Company’s shareholders.

Other Stock-Based Awards:  Other stock-based awards are awards other than restricted stock or stock equivalent awards, stock options or stock appreciation rights which are denominated or valued in whole or in part by reference to the value of our common stock. The purchase, exercise, exchange or conversion of other stock-based awards would be on such terms and conditions and by such methods specified by the committee and set forth in an award agreement.

Provisions for Foreign Participants:  The board of directors or the committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the 2009 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Performance Criteria:  Any award granted under the 2009 Plan may be conditioned on the attainment of one or more performance goals over a specified performance period. If the committee intends that an award made to a “covered employee” (generally the chief executive officer and the four other most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the following criteria:

(a)	earnings per share;

(b)	income or net income;

(c)	return measures (including, but not limited to, return on assets, capital, equity or sales);

(d)	cash flow return on investments which equals net cash flows divided by owners equity;

(e)
controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

(f)	operating earnings or net operating earnings;

(g)	cost control;

(h)	share price (including, but not limited to, growth measures);

(i)	total shareholder return (stock price appreciation plus dividends);

(j)	economic value added;

(k)	earnings before interest, taxes, depreciation and amortization (“EBITDA”);

(l)	operating margin;

(m)	market share;

(n)	sales, including total Company, divisional, or product line sales or net sales figures; and

(o)	cash flow from operations.

Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the performance goals, the committee may account for the effects of:

•
acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

•
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368);

•	any partial or complete liquidation by the Company; sale of all or substantially all of the assets of the Company;

•	the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

•	advertising or promotional spending or capital expenditures outside of annual business plans; events such as plant closings, sales of facilities or operations; business restructurings; and

•	unusual or extraordinary items.

The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

Federal Income Tax Consequences:  The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2009 Plan:

Restricted Stock, Restricted Stock Equivalents and Other Stock-Based Awards:  Generally, restricted stock or stock equivalent awards will not be taxed to a recipient until restrictions lapse on all, or any portion, of the award.

•
When any portion of an award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in the recipient’s income for that year and will be taxed at ordinary income tax rates. The 2009 Plan mandates that shares will be withheld from vested awards in satisfaction of federal, state, and local income and payroll taxes. To the extent that such shares are insufficient to satisfy the tax withholding obligations, any required deductions shall be taken from cash payments under other Awards payable under the 2009 Plan or otherwise collected from the recipient.

•	The recipient’s basis in the stock received will be equal to the amount included in income, and the holding period will begin on that date.

•
The recipient may elect to have a restricted stock award (but not a stock equivalent award) treated as taxable income in the year granted, and in that case the recipient will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant. Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss. If the recipient elects to be taxed in the year the award is granted, and the award is later forfeited before restrictions lapse, any income taxes paid will not become recoverable and any income taxes due shall remain due.

•	The Company will have deductible expense equal to the fair market value of the restricted shares in whatever year an employee or director recognizes ordinary income as a result of the award.

Options and SARs:  The tax consequences for recipients of options or SARs under the 2009 Plan are as follows:

•	The grant of an option or SAR generally will not result in taxable income for the recipient.

•
The recipient will be required to include the difference between the fair market value of the shares of common stock acquired and the exercise price, upon the exercise of a Non-Qualified Option. The Company will be entitled to a tax deduction equal to the amount the recipient includes in income. The 2009 Plan mandates that applicable federal, state and local income and payroll taxes must be paid in cash at the time of exercise of a non-qualified stock option.

•
The recipient will not be required to include any amount in his or her taxable income, and the Company will not be entitled to a deduction, upon the exercise of an ISO if certain requirements are met. However, upon ISO exercise, the recipient may be required to include the difference between the fair market value of the shares underlying an ISO and the ISO exercise price as a tax preference item includible in Alternative Minimum Taxable Income, and this amount may potentially be subject to Alternative Minimum Tax.

•
The recipient will be required to include the amount of cash received upon exercise of an SAR in the recipient’s ordinary income at the time of such exercise. The Company will be entitled to a deduction equal to the amount included in the recipient’s income upon such exercise.

•
The tax consequences upon a sale of the shares acquired in an exercise of a Non-Qualified Option will depend on how long the shares were held prior to sale. Generally, any gain or loss recognized upon sale of the shares acquired in an exercise of a Non-Qualified Option will be capital gain or loss.

•
If the recipient disposes of shares acquired upon the exercise of an ISO within two years from the date of grant of such ISOs or within one year of the date of exercise (“Early Disposition”), the recipient will be required to include, at the time of the disposition, the lesser of (a) the fair market value of the shares on the date of exercise over the option exercise price, or (b) the amount realized on the disposition over the option exercise price. The Company will be entitled to a deduction at the time of such Early Disposition equal to the amount included in the recipient’s income at such time. The excess, if any, of the amount realized on the Early Disposition of such shares over the fair market value of the shares on the date of exercise will generally be long- or short-term capital gain, depending upon the holding period of the shares. If the recipient disposes of such shares in an Early Disposition for less than his or her basis in the shares, the difference between the amount realized and such basis will generally be a long- or short-term capital loss, depending upon the holding period of the shares.

•
If the recipient exercises an option through the provision of shares owned prior to such exercise (“Old Shares”), and such Old Shares surrendered were acquired by exercise of an ISO, then the provision of such Old Shares will not constitute an Early Disposition of the Old Shares unless the option being exercised is an incentive stock option and the holding period for such Old Shares, described above, has not been met at the time of the surrender of such Old Shares. The federal income tax consequences of an Early Disposition are discussed above.

•
If shares acquired upon exercise of an ISO are not disposed of for at least one year after exercise and two years from the date that the ISO was granted, the recipient will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares upon disposition of such shares.

•
Any gain realized upon the sale of shares acquired in the exercise of a Non-Qualified Option or SAR for an amount greater than their fair market value on the date of exercise will be capital gain and any loss will be capital loss. Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired in the exercise of an option or SAR, except that the Company may be entitled to a tax deduction in the case of a sale of ISO shares before the holding periods described above have been satisfied.

Other Tax Considerations:  Code Section 162(m) places a $1,000,000 annual limit on the compensation deductible by the Company that is paid to covered employees, as described above. The limit, however, does not apply to “qualified performance-based compensation”. The Company believes that awards of stock options and SARs and restricted stock and stock equivalent awards payable upon the attainment of performance goals under the 2009 Plan will qualify as qualified performance-based compensation.

Awards that are granted, accelerated, or enhanced with respect to a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Code Section 280G if the aggregate value of such excess parachute payments exceeds a certain amount determined by reference to historical W-2 compensation. The existence of “excess parachute payments” upon a change in control could give rise to a 20% excise tax on the recipient on amounts paid as a result of such change in control and a loss of a deduction to the Company with respect to such amounts.

Code Section 409A regulates the time and form of payment of non-qualified deferred compensation. Failure to satisfy Code Section 409A could result in immediate income inclusion of deferred amounts, a 20% addition to income tax for such amounts, and interest penalties. Options and SARs may be exempt from Code Section 409A if they meet certain requirements, and the Options and SARs awarded under the 2009 Plan are generally intended to be exempt from Code Section 409A. To the extent awards granted under the 2009 Plan are subject to Code Section 409A, such awards and the 2009 Plan will be administered in a manner consistent with the requirements of that code section and applicable regulations.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2009 Plan may be made to employees who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

Adjustments:  Certain corporate transactions or events such as mergers, reorganizations, consolidations, recapitalizations, share exchanges, stock dividends, stock splits, reverse stock splits, split-ups, spin-offs, split-offs, issuances of rights or warrants, or other similar events may directly affect the number of outstanding shares and/or the value of the outstanding common stock. If such transactions occur, the committee will adjust the number of shares which may be granted under the 2009 Plan, as well as the limits on individual awards. The committee or the board will adjust the number of shares and the exercise price under outstanding options, and the performance goals of any options or awards. In all events, the determination of the committee or the board, as the case may be, will be conclusive.

Transferability:  Awards granted under the 2009 Plan may not be transferred except:

•	by beneficiary designation;

•	by will or the laws of descent and distribution; or

•	if permitted by the committee, to an immediate family member, family trust or family partnership.

Amendments:  The board of directors may amend, suspend or terminate the 2009 Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be granted under the 2009 Plan. In addition, no amendment may:

•	withdraw the authority of the committee to administer the Plan;

•	increase the limit on the number of shares which are the subject of awards granted to any individual; or

•	change the terms of any awards granted before the amendment in an adverse manner without the consent of the recipient.

Term:  The Plan will continue until December 31, 2018, unless replaced or terminated at an earlier time.

Plan Benefits

The selection of individuals who will receive awards under the 2009 Plan, if the amendment proposal is approved by the shareholders, and the amount of any such awards, is discretionary and determined from time to time by the compensation committee and is therefore not presently determinable.

Aggregate Past Grants Under the 2009 Plan

As of December 1, 2010, awards covering 2,086,637 shares of our common stock had been granted under the 2009 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below as of that date:

	Number of Options	Number of Restricted Stock
	Granted	Units Granted
Named Executive Officers:
W.M. Klein	38,000	204,501
D.J. Sescleifer	25,000	55,175
J.W. McClanathan	17,500	54,449
D.P. Hatfield	30,000	56,067
G.G. Stratmann	18,750	39,003
All current executive officers as a group (6 persons)	144,250	442,297
All current non-employee directors as a group (8 persons)	0	0
All non-employee nominees for director:
W. Patrick McGinnis/J. R. Roberts	0	0
Each other person who has received 5% or more of the options, warrants or rights under the 2009 Plan	0	0
All employees, including all current officers who are not executive officers or directors, as a group	122,500	1,377,590

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing compensation plans as of September 30, 2010.

(3)
Number of
Securities
Remaining Available
	(1)		for Future Issuance
	Number of		Under Equity
	Securities	(2)	Compensation
	to be Issued upon	Weighted-Average	Plans (Excluding
	Exercise of	Exercise Price of	Securities Reflected
	Outstanding	Outstanding	in Column (1),
	Options,	Options,	and as Noted
Plan Category	Warrants and Rights	Warrants and Rights	Below)
Equity compensation plans approved by security holders	3,030,817	$ 47.12	2,009,786

Equity compensation plans not approved by security holders	None	N/A	None

Total	3,030,817	$ 47.12	2,009,786

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2010, includes 2,032,029 restricted stock equivalents which have been granted under the terms of the shareholder-approved Energizer Holdings, Inc. 2000 Incentive Stock Plan (pursuant to which no further equity awards may be made) and the 2009 Plan. Since September 30, 2010, 239,186 of the outstanding equivalents granted under either plan, have vested and converted into outstanding shares of our common stock, and 186,000 of the outstanding equivalents as of that date, granted under either plan, have subsequently been forfeited and will not convert into outstanding shares of our common stock. 1,460,189 of the aggregate outstanding equivalents under both plans either (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of our common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 908,462 equivalents granted in 2010, 2009 and 2008 will vest only upon achievement of three-year performance measures.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.

(3)
This number only reflects securities available under the 2009 Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 1.95 to 1 ratio. Since September 30, 2010, an additional 761,808 restricted stock equivalents have been granted under the terms of the 2009 Plan.

ITEM 3. PROPOSAL TO APPROVE BONUS PLAN AND PERFORMANCE CRITERIA

In order to preserve the federal tax deductibility of certain performance-based cash bonus awards which may be paid in future years by the Company to its executive officers, you are asked to approve the Company’s Executive Officer Bonus Plan (the “Bonus Plan”) and to approve or re-affirm performance-based criteria (the “Performance Criteria”) applicable to performance-based cash bonuses under that Plan. Approval of the terms of the Bonus Plan and the Performance Criteria by the Company’s shareholders is required under the terms of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) in order for cash bonuses payable thereunder to be considered “performance-based compensation.”

A copy of the Bonus Plan has been filed as an exhibit to the Company’s Current Report on Form 8-K dated October 19, 2010.

Background

Section 162(m) of the Code denies an employer a deduction for compensation in excess of $1,000,000 paid to “covered employees” (generally, the named executive officers in the Summary Compensation Table) of a publicly-traded corporation. “Performance-based compensation” is not included when determining if the $1,000,000 limitation has been exceeded for a covered employee. The Section 162(m) regulations generally require that shareholders approve the material terms of compensation performance goals—which include:

•	the employees eligible to receive compensation,

•	a description of the business criteria upon which the performance goals are based, and

•	the maximum amount of compensation that may be paid to an employee during a specified period if the performance goal is achieved.

At its October 18, 2010 meeting, the Board’s Nominating and Executive Compensation Committee (the “Committee”) adopted the Bonus Plan, subject to shareholder approval at the annual meeting, in order to qualify performance-related annual cash bonuses to the Executive Officers of the Company as performance-based compensation under Section 162(m) of the Code. The Bonus Plan authorizes the Committee to administer the Plan, to name eligible participants, and to grant awards under the terms of the Plan. The Committee is composed entirely of individuals who qualify as “outside directors” for purposes of Section 162(m) of the Code and “independent directors” for purposes of the New York Stock Exchange Listing Standards.

Under the Bonus Plan, if the Committee grants awards which are subject to Performance Criteria, the performance objectives must be fixed not later than 90 days after the beginning of the performance period to which the objectives relate, and the Committee does not retain any discretion to adjust the objectives in any manner that could increase the amount payable under the awards. The Committee would, however, have authority to reduce the size of an award if it deemed a reduction appropriate for any reason. Before payments are made under the award, the Committee must certify in writing that the Performance Criteria have been achieved.

Employees Eligible to Receive Awards

Participants in the Bonus Plan must be executive officers of the Company, as designated by the board. That group is currently comprised of the Company’s Chief Executive Officer, Ward M. Klein; Executive Vice President and Chief Financial Officer, Daniel J. Sescleifer; President and CEO, Household Products, Joseph W. McClanathan; President and CEO, Personal Care, David P. Hatfield; Vice President and General Counsel, Gayle G. Stratmann; and Vice President, Human Resources, Peter J. Conrad.

Award Limitations

Under the terms of the Bonus Plan, the maximum amount which may be paid to a participant as a single award, whether that award represents performance for a single Bonus Plan year or for multiple Plan years, is Five Million Dollars ($5,000,000). These limitations, however, represent only an absolute maximum, and the Committee would not be required to grant awards of that size.

New Plan Benefits

All awards under the Bonus Plan are within the sole discretion of the Committee, and accordingly, future benefits payable under the Plan to the named executive officers and other eligible participants are not currently determinable. However, as an illustration of the benefits which may be paid in the future under the terms of the Bonus Plan, the awards granted during the last fiscal year under the Company’s current Annual Cash Bonus Program are set forth in this Proxy Statement in the Summary Compensation Table.

Performance Criteria

Under the Bonus Plan, performance goals established by the Committee will be based upon one or more of the following Performance Criteria:

(a)	earnings per share;

(b)	income or net income;

(c)	return measures (including, but not limited to, return on assets, capital, equity or sales);

(d)	cash flow return on investments which equals net cash flows divided by owners equity;

(e)
controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division);

(f)	operating earnings or net operating earnings;

(g)	cost control;

(h)	share price (including, but not limited to, growth measures);

(i)	total shareholder return (stock price appreciation plus dividends);

(j)	economic value added;

(k)	EBITDA;

(l)	operating margin;

(m)	market share;

(n)	sales, including total Company, divisional, or product line sales or net sales figures; and

(o)	cash flow from operations.

Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers. In establishing the Performance Goals, the Committee may account for:

•
the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;

•
a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company);

•
any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company;

•	the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment;

•	advertising or promotional spending or capital expenditures outside of annual business plans;

•	events such as plant closings, sales of facilities or operations; and business restructurings; or

•	unusual or extraordinary items.

The Performance Criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

Federal Income Tax Consequences

Assuming compliance with Section 162(m) of the Code, the Company is entitled to a tax deduction at the time the participant realizes taxable income. Section 162(m) and the regulations adopted thereunder limit the deductibility of non-qualifying compensation in excess of $1,000,000 paid to covered employees. However, these regulations exempt qualifying performance-based compensation from the deduction limit if certain requirements are met. The Committee’s policy is to maximize the tax deductibility of executive compensation without compromising the essential framework of the existing total compensation program. The Committee may elect to forgo deductibility for federal income tax purposes if such action is, in the opinion of the Committee, necessary or appropriate to further the goals of the Company’s executive compensation program, or otherwise is in the Company’s best interests.

Vote Required.  The affirmative vote of a majority of the voting power represented in person or by proxy is required for approval of the material terms of the Bonus Plan and the Performance Criteria utilized for awards under that Plan.

The Board of Directors recommends a vote FOR this proposal.

ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our audit committee, in accordance with authority granted in its charter by the board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor for every fiscal year since 2000, and PwC has begun certain work related to the 2011 audit as approved by the audit committee. Information on independent auditor fees for the last two fiscal years is set forth below. A representative of PwC will be present at the 2011 Annual Meeting of Shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Although New York Stock Exchange listing standards require that the audit committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the audit committee will reconsider its appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required.  The affirmative vote of a majority of the voting power represented in person or by proxy is required for ratification.

The members of the audit committee and the board of directors recommend a vote FOR ratification of PwC as the Company’s independent auditor for fiscal year 2011.

Fees Paid to PricewaterhouseCoopers LLP
(in thousands)

	FY 09	FY 10
Audit Fees	$3,712	$3,425
Audit-Related Fees	78	21
Tax Fees
Tax Compliance/preparation	188	89
Other Tax Services	828	924
Total Tax Fees	1,017	1,013
All Other Fees	0	0
Total Fees	$4,807	$4,459

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•
Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•
Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•
Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•
All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The audit committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the audit committee. The committee approved all services provided by PwC during fiscal year 2010.

OTHER BUSINESS

The board knows of no business which will be presented at the 2011 Annual Meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the meeting. No such notice with respect to the 2011 Annual Meeting was received by the deadline of October 26, 2010.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock.  There were no persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2010.

Ownership of Directors and Executive Officers.  The table below contains information regarding beneficial common stock ownership of directors, nominees and executive officers as of November 1, 2010. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment authority with respect to the shares set forth in the table. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock

				% of
				Shares
		Shares		Outstanding
		held in	Options	(B)
	Shares	Savings	Exercisable	(*denotes
Directors And	Beneficially	Investment	Within	less
Executive Officers	Owned	Plan (A)	60 Days	than 1%)
Bill G. Armstrong	1,000	0	10,000	*
R. David Hoover	25,000(D)	0	0	*
John C. Hunter	0	0	10,000	*
John E. Klein	18,500(D)	0	10,000	*
Richard A. Liddy	9,000(D)	0	0	*
W. Patrick McGinnis	12,143(D)	0	10,000	*
Pamela M. Nicholson	23,300(D)	0	6,700	*
J. Patrick Mulcahy	716,786(C)	0	0	1.00%
John R. Roberts	20,000(D)	0	10,000	*
Ward M. Klein	136,782(D)	5,236	145,000	*
David P. Hatfield	19,512(D)	2,754	31,667	*
Joseph W. McClanathan	62,810(D)	0	70,000	*
Daniel J. Sescleifer	27,551(D)	0	5,000	*
Gayle G. Stratmann	26,884(D)	3,461	2,500	*
All Executive Officers and Directors as a Group (15 persons)	1,100,619(D)	17,313	310,867	2.01%

(A)
Column indicates the approximation of the number of shares of common stock as to which participants in our savings investment plan have voting and transfer rights as of November 1, 2010. Shares of common stock which are held in the plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2010 plus the number of shares which could be acquired upon the exercise of vested options, or options that could vest within 60 days, by all officers and directors, and the conversion of vested stock equivalents as well as equivalents that did or could vest within 60 days.

(C)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(D)
Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Hoover, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; Ms. Nicholson, 10,000; Mr. Ward Klein, 86,500; Mr. McClanathan, 53,500; Mr. Sescleifer, 21,834; Mr. Hatfield, 14,837; Ms. Stratmann, 23,508; and all other directors and executive officers, 0. In addition, under the terms of restricted stock equivalent awards granted in May, 2003, unvested equivalents will, by their terms, vest and convert to shares of common stock in the event the officer retires after attaining age 55. Accordingly, this number also includes 6,666 equivalents granted to Mr. W. Klein and Mr. McClanathan which would vest and convert to shares of common stock if they were to retire. This amount also includes the time-based equivalents granted under the 2007 performance awards which vested October 10, 2010. The number of equivalents that vested October 10, 2010 for each officer is as follows: Mr. Klein, 14,000; Mr. Sescleifer, 3,500; Mr. McClanathan, 3,500; Mr. Hatfield, 3,500; Ms. Stratmann, 2,500; and all other executive officers, 2,000.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal year 2010 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to as our “named executive officers”.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our named executive officers. You should read it in conjunction with the executive compensation tables and narrative which follow.

The nominating and executive compensation committee of our board of directors, or the “committee,” is responsible for approving compensation for our executive officers, and for setting the overall objectives and goals of the executive compensation program.

The elements of our executive compensation program are:

•	base salary;

•
incentive program—a two-tier program (annual cash bonus and three-year equity “performance awards”) focused on consistent earnings per share (“EPS”) growth from year to year and over longer term periods;

•	a deferred compensation plan with a 25% Company match for deferrals into a fund tracking the performance of our common stock;

•	long term retention awards in the form of restricted stock;

•	supplemental retirement plans which restore retirement benefits otherwise limited by IRS regulations;

•	change of control severance benefits; and

•	limited perquisites.

Objectives

The key objective of our compensation philosophy is to reward management based upon its success in building shareholder value. With that objective, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation opportunities targeted at the 50th percentile of our peer group. To attain that overall targeted level, while focusing on compensation linked to our financial performance, we generally target:

•	below the 50th percentile for base salary,

•	at or below the 50th percentile for target total cash (base and bonus), and

•	above the 50th percentile for long-term incentives.

In 2010, a significant portion of targeted compensation for our named executive officers was variable—not fixed—compensation, with much of that dependent upon achievement of pre-established earnings goals, subject to forfeiture if threshold goals were not achieved. We believe this compensation structure offers high potential rewards for superior performance, and steep reduction for results below target.

Consistent Adjusted EPS Growth

Our incentive programs are focused on consistent adjusted EPS growth from year to year. We believe that focus has provided strong motivation for superior executive performance that directly benefits shareholders, and that the continuing use of adjusted EPS as a performance metric is strongly supported by a number of factors.

The main premise of our choice of adjusted EPS as our key performance metric is that it results in a close alignment of the interests of shareholders with those of management. Our incentive programs are designed to reward consistent, sustainable growth in EPS over single and multiple year periods, to the benefit of our shareholders. Beginning in fiscal 2010, we lowered the targeted adjusted EPS goal to 8% for the annual cash bonus program and three-year performance awards, reflecting the difficult business conditions created by the global recession, the relative performance of our peer group of companies, and the need to invest in our businesses for long-term growth, despite the impact on short-term EPS.

A key element of our incentive program is our use of all-in EPS results, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), subject, as described under Adjustment of Goals below, to certain adjustments for unusual, non-cash accounting impacts which would generally be ignored by the market and consequently, would not positively or negatively impact shareholders. By contrast, we do not adjust for factors which may be outside of management control but which, nevertheless, impact earnings, cash flow, and shareholder value. For example, if currency swings negatively impact U.S. dollar income and cash flow, shareholders and, with no adjustments, payouts under our incentive program will be negatively affected. Other unusual, or non-recurring, items, which may be in management’s discretion, can also have a positive or negative impact on incentive plan payouts, as a consequence of our use of an all-in number, such as:

•	the dilutive impact of any public equity offerings;

•	share repurchases;

•	currency devaluations due to hyperinflation;

•	restructuring charges; and

•	one-time tax benefits.

Historically, there has been a high correlation between movement in the share price of our common stock and changes in trailing four quarters EPS (adjusted for the unusual items described under Adjustment of Goals below). Management believes that this high correlation can be generally explained by the historically close relationship between earnings and cash flow. From the inception in 2002 of our incentive compensation program focused on EPS growth, until the end of fiscal year 2010, Energizer produced a 23.8% compounded annual growth in diluted EPS, as adjusted, and a 17.7% compounded annual growth in share price. (The above growth rate in EPS is based on fully diluted GAAP EPS for 2001 and 2010, adjusted for a write-off of goodwill in 2001 of $119 million.)

The choice of any performance metric involves a consideration of its advantages and drawbacks, as well as risks created by the choice of incentives, and the committee has considered these issues with respect to the use of adjusted EPS. The committee and the board are regularly advised of management actions or unusual items which impact adjusted EPS. The committee also periodically considers the impact of our focus on adjusted EPS growth on operational and cash management decisions.

Retention

Our executive officers are highly experienced, with average length of service with the Company of over 20 years, and have been successful in diversifying our businesses, improving operating results, and, with the exception of fiscal 2009, at the height of the economic recession, sustaining consistent “year over year” growth in EPS, as adjusted. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of key executives as critical to the ongoing success of our operations. Consequently, we:

•	utilize benchmarking against a peer group of companies in order to ensure that we can retain key executives and remain competitive in attracting new employees; and

•
establish vesting periods for our equity-based awards and the Company match under our deferred compensation plan, so that those elements of our compensation program will provide additional retention incentives.

Due to the dilutive impact of our public equity offering in 2009, as well as ongoing economic volatility, the difficulty of attaining performance goals under three-year performance awards granted prior to the offering increased, with a significantly reduced likelihood of such awards vesting. In fact, the performance goals for the performance awards granted in October 2007 were not attained at the end of fiscal 2010, and consequently those awards have been forfeited. As a result, management and the committee considered the impact that this would have on retention risks for our executives, and the committee, at its October 2009 meeting, granted special one-time retention awards of stock options to a limited group of key executives, including each of the named executive officers. The options, which were granted at the market price on the date of grant, vest only at the end of a three-year period, if the recipient remains employed by the Company at that time. The committee preferred to utilize options, which only reward the recipients if shareholder value is enhanced. The committee believes that stock options can facilitate retention, in the context of long-term value creation, not simply the passage of time.

Other Considerations

Because an overall compensation program addresses numerous compensatory, health, welfare, and retirement concerns of employees, our executive compensation program also includes features to address these concerns. At the time of our spin-off in 2000, our management and board of directors elected to retain the executive benefit programs provided by our former parent, Ralston Purina Company, in order to provide continuity of benefit programs. We view these legacy benefits as also strengthening our ability to retain senior executives, as we believe that they can be a key consideration whenever employment changes might be contemplated. However, we continually review these programs and benefits to determine if they continue to offer value and remain consistent with our overriding compensation goals. Consequently:

•	in 2006, the committee froze the executive medical plan—allowing it to continue in effect for current participants, but discontinuing it for any future participants;

•
in 2008, the committee froze the executive retiree life insurance plan—allowing it to continue in effect for our current retired executives, but not for future retirees, including the named executive officers;

•
in 2009, the Company froze the existing pension formulas in its U.S. retirement plan and implemented a new formula for all U.S. employees, including the named executive officers, which will reduce liabilities under our pension restoration plan going forward; and

•
in 2010, the board of directors elected to eliminate reimbursement of income taxes associated with the personal use of our aircraft by our chief executive officer and the use of our aircraft by the chairman of the board for personal use, and the committee elected to eliminate reimbursement of income taxes associated with reimbursement of the commuting expenses of Mr. Hatfield.

In the context of these objectives, we describe below the material elements of our executive compensation program, and the reasons why each element is included.

Compensation Committee’s Role and Procedures

Our board of directors has delegated authority to the committee to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our cash bonus program, as well as equity awards to all eligible employees and executives under our 2009 incentive stock plan. The committee has not delegated this authority to any other individuals or groups, except for certain administrative tasks involving our benefit programs to a committee comprised of members of management.

Committee Consultant

To assist it in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Meridian Compensation Partners LLC, which is asked to:

•	provide comparative market data for our peer group (and other companies, as needed) with respect to the compensation of the named executive officers and the directors;

•	analyze our compensation and benefit programs relative to our peer group; and

•	advise the committee on trends in compensation practice and on management proposals with respect to executive compensation.

A representative of Meridian attends committee meetings from time to time to serve as a resource on executive and director compensation matters. In order to encourage independent review and discussion of executive compensation matters, the committee meets with Meridian in executive session without management present. The committee has sole authority to retain or replace Meridian in its role as its consultant. Aside from its service to the committee, Meridian does not provide any other services to the Company. The committee regularly reviews the performance and independence of Meridian, as well as fees paid. Management has retained a separate consultant, Towers Watson, which advises it (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals. We believe that having separate consultants promotes Meridian’s independence with respect to its advice. In addition to advising management with respect to executive compensation, Towers Watson has assisted management in a variety of other matters, including cost analysis with respect to our change in control agreements, global salary and benefits benchmarking, development and implementation of a management and succession planning system and general benefits consulting and related communication strategy.

Meridian, with input from the committee and from our management, has developed a customized peer group of 20 companies based on a variety of criteria, including some or all of the following:

•	consumer products businesses,

•	businesses with a strong brand focus,

•	competitors for executive talent, and

•	similarly sized businesses in terms of revenues and market capitalization.

Through a proprietary database, Meridian uses data provided by that peer group to determine a market comparison for our executive compensation program. Total compensation opportunities are targeted at the 50th percentile of the peer group, size-adjusted by revenues, using regression analysis. The market comparison is made for each component of compensation, including base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives.

Beyond the positional comparisons, the aggregate size of equity grants are also compared to the peer group based on the annual run rate, dilution, and overhang, to ensure that they are consistent with the median of the peer group. Meridian also analyzes the Company’s change-in-control program for our executives to determine consistency in design, and reviews the costing that management prepares against prevailing market practice.

The peer group utilized by Meridian for its review of fiscal year 2010 executive compensation consists of the following companies. The industries in which the companies are engaged are noted: (1) household products; (2) personal care; (3) food and beverage; and (4) apparel.

Alberto Culver(2)	Colgate-Palmolive(2)	Hasbro(1)	Revlon(2)
Avon Products(2)	Del Monte Foods(3)	Hershey(3)	S.C. Johnson(1)(2)
Stanley Black & Decker(1)	Fortune Brands (1)(3)	Mattel, Inc.(1)	Scott’s Miracle-Gro(1)
Brown Shoe(4)	Hanesbrands, Inc.(4)	Newell Rubbermaid(1)	Tupperware(1)
Clorox(1)	Hallmark(1)	Brown-Forman(3)	Church & Dwight(1)(2)

Upon a review of the peer group membership at its November, 2009 meeting, the committee elected to revise the group going forward by adding Hallmark, Brown Forman and Church & Dwight, each of comparable size to the Company.

The committee is annually apprised of the current value of all equity-based compensation awarded to the named executive officers and the value of payments which would be made to the officers under various employment termination scenarios. Because of our program’s emphasis on pay for performance and compensation at competitive market rates, the committee generally does not view prior equity awards to our executives as a significant factor in its determination of appropriate equity or other compensatory awards.

Elements of Compensation

Base pay—We benchmark base pay against our peer group on an annual basis as a guide to setting compensation for all key positions throughout the Company, including the named executive officers. Because the executive compensation program is designed to emphasize variable pay over fixed compensation, our management and the committee have agreed that the target for base salaries should generally be below the 50th percentile for the peer group. With that underlying framework, at the beginning of each fiscal year the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations are based on an assessment of the individual’s responsibilities, experience, and individual performance against focal points (discussed below). External sources relating to average merit increases for executives are reviewed as a comparison to the recommendations. The committee also reviews the peer group benchmarked salary data provided by its compensation consultant. The consultant, without input from management, provides the committee with a range of possible salary and long-term incentive award levels for the chief executive officer. This is an analytical tool to assess the impact of any potential change in competitiveness. The committee uses this only as a tool, and sets new pay levels based partly on market data, but mostly on the performance and contribution of the chief executive officer. The committee assesses the chief executive officer’s contributions during the prior year and performance against focal points, and subjectively determines an appropriate salary for the upcoming year.

In addition to the above factors, the recommendations consider the interplay of all of the benchmarked components of compensation. The above factors and each component are reviewed for each officer as well as for the entire executive officer group in the aggregate. If market or other factors suggest an increase in salary for an officer is merited, the range of increases is evaluated in terms of:

•	our goal of staying below the 50th percentile for salaries;

•	their impact on the aggregate salaries of the executive group;

•	their impact on total compensation paid, individually and to all of the officers; and

•	their impact on the individual components of that total compensation which change as a result of a change in base salaries—such as target annual bonus, target long-term equity awards and benefits.

The amount of increase which best achieves the goal of rewarding an officer, and which is consistent with our overall pay philosophy, is then recommended to the committee. As long as the recommendations remain within the targeted range relative to the peer group, and the committee concurs with the assessment of performance, the committee has historically approved the recommendations as made. We believe that a competitive base pay structure which is annually adjusted to reflect individual performance serves to attract and retain key individuals, motivates performance against focal points for the year, and rewards exceptional performance.

As described in last year’s proxy statement, at its October 2009 meeting, the committee increased the base salaries of our named executive officers for fiscal 2010. The committee’s consultant indicated that the increased salaries generally met the intended goal of below 50th percentile, with the exception of Mr. McClanathan and Mr. Hatfield. In light of the comparable size of the two business divisions under their management and in an effort to balance the changes in his overall mix of total compensation, the committee elected to bring Mr. Hatfield’s salary to parity with Mr. McClanathan’s for fiscal 2010. As a result, the 2010 salaries of both officers was approximately 9% above the 50th percentile. Because the chief executive officer exercises a level of responsibility higher than that of our other executive officers, his salary, in line with benchmarking data from our peer group, has historically been set at a higher level than the other officers, although still significantly below the median. With respect to the chief executive officer’s fiscal 2010 cash compensation opportunity, the committee decided to increase his salary by 9.1%, while leaving the target annual incentive opportunity unchanged at 100% of his salary. This increase in cash compensation reflected the fact that Mr. Klein has been below market in target cash compensation since he assumed his current office in 2005. Even with this change, he remained approximately 16% below the 50th percentile in base salary. The committee believes that, given his increasing experience as chief executive officer, his compensation should continue to migrate toward the 50th percentile. At its October 2010 meeting, the committee discussed Mr. Klein’s compensation relative to the market, and as a result, the committee determined that it was appropriate to increase his salary by 11%, while leaving the target annual incentive opportunity at 100%.

The committee evaluated the base salaries of the named executive officers at its October 2010 meeting and elected to increase them for fiscal 2011. The base salaries of the named executive officers for fiscal year 2011 are as follows: W. Klein—$1,000,000; D. Sescleifer—$510,000; J. McClanathan—$510,000; D. Hatfield—$510,000; and G. Stratmann—$410,000. The committee’s consultant confirmed that the increased salaries remained consistent with the goal of setting base salaries below the 50th percentile, with the exception of Mr. McClanathan and Mr. Hatfield. Nevertheless, the committee elected to increase the salaries of those two officers in recognition of their outstanding leadership of the Company’s two operating divisions over the past year.

Incentive programs—In light of its focus on consistent adjusted EPS growth from year to year, and over long-term periods, the committee has annually approved a two-tier incentive compensation structure for our key executives:

•
an annual cash bonus program with a target for annual EPS growth, adjusted in certain situations as described below. For fiscal 2011, this was set at 8% above prior year results, as it was for fiscal 2010 (with a proportionately smaller bonus for flat or more moderate growth). In addition, the program encompasses a separate subjective component focused on individual performance; and

•
a three-year equity award of restricted stock equivalents. For fiscal 2010 and 2011, 70% of the equivalents grants are performance-linked and vest only if goals for three-year compound annual growth in EPS are achieved. The remaining 30% of the total award vests on the third anniversary of grant if the recipient remains employed with the Company.

In order to qualify as performance-based compensation under IRS Reg. 162(m), awards to officers under our annual cash bonus program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our 2009 Plan. The performance goals are set by the committee at the beginning of each fiscal year, and are intended to promote shareholder value by means of healthy and consistent EPS improvement.

In February 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, rescinded the participation of certain key executives, including the named executive officers, in the 2009 annual cash bonus program, and in replacement of that program, granted 2009 performance awards, the vesting of which was contingent upon achievement of the fiscal 2009 Company and individual performance goals for the 2009 annual cash bonus program approved by the committee in October 2008.

The committee, at its October 2009 meeting, in light of the Company’s improved cash flow position, decided that it would re-implement the annual cash bonus program for fiscal 2010, but elected to reduce the target EPS goal for the program, as well as for the three-year performance awards granted at that time, to 8% EPS growth. The stretch goal for the fiscal 2010 annual cash bonus program was also reduced to 16%. Management believes that these reduced goals reflect a more realistic growth potential in the current economic environment, as well as recognition of our need to invest in our businesses for long-term growth. The committee also revised the fiscal 2010 annual bonus program to provide a more significant incentive for stretch performance, and increased the payment for achievement of that goal to 200% of 70% of an officer’s bonus target, which is in line with the general practice of our peer group of companies. The committee, at its October 2010 meeting, determined that it was appropriate to continue using the same performance goals as were approved for fiscal 2010.

ANNUAL CASH BONUS PROGRAM

The annual bonus is designed to promote achievement of both Company and individual performance goals, with a component equal to 70% of an individual’s annual “bonus target” (see below) focused on objective Company performance, and a component equal to the remaining 30% of the annual “bonus target” focused on more subjective individual performance.

The committee has assigned individual “bonus targets”, which are a percentage of the individual’s annual salary, to each of the officers, based upon historical practice at the Company and prevailing market practice information provided by the committee’s consultant. For fiscal 2010, the following “bonus targets” were assigned to the named executive officers:

•	Mr. Klein-100%

•	Mr. Sescleifer-80%

•	Mr. Hatfield - 80%

•	Mr. McClanathan - 80%

•	Ms. Stratmann - 60%

This component rewards achievement of Company performance goals established at the beginning of each fiscal year. For the executive officers, the program is designed to reward significant annual adjusted EPS growth, and provides the following potential bonuses:

Goals for Annual Objective Component— Set at Beginning of Each Fiscal Year	Bonus which will be Awarded upon Achievement of Goals
Threshold: set at prior year’s final GAAP results	10% of 70% of officer’s “bonus target”
Target: set at 8% above Threshold goal for FY 2010	100% of 70% of officer’s “bonus target”
Stretch: set at 16% above Threshold goal	200% of 70% of officer’s “bonus target”

(Bonuses indicated increase proportionately in 1/10(th) of 1% increments, for final results between the goals indicated—with maximum bonus at stretch. No bonuses tied to the objective Company performance are paid for results below the Threshold goal, but as described below, bonuses may still be paid based on individual performance.)

As discussed under “Adjustment of Goals” below, for fiscal 2010, the threshold EPS goal (which was equal to final GAAP EPS results for 2009) was increased by $0.04 to reflect the non-cash accounting charge for costs of goods sold related to the “Edge” and “Skintimate” acquisition. Based on our final GAAP EPS results for fiscal 2010, $5.72, the stretch goal of 16% above the threshold goal, was achieved.

The individual performance component of the annual cash bonus program is based upon a subjective evaluation of the officer’s performance during the year, including performance against pre-established “focal points” for business and operational improvement. Based on that evaluation, officers are eligible to receive the following bonuses based on their subjective rating by the committee:

Rating	Individual Performance Bonus
“1” or “major contributor”	200% of 30% of officer’s “bonus target”
“2” or “significant contributor”	150% of 30% of officer’s “bonus target”
“3” or “solid contributor”	75-110% of 30% of officer’s “bonus target”
“4” or “marginal contributor”	0
“5” or “unsatisfactory contributor”	0

The board of directors establishes the focal points of the chief executive officer at the beginning of the year, and the chief executive officer sets the focal points for the other executive officers. The focal points for those other officers for 2010 generally addressed specific operational objectives, budgeted financial objectives, organizational and management objectives, and more specific objectives directly related to each officer’s position. The focal points for the chief executive officer addressed EPS performance, as well as top-line operating objectives for our household products and personal care businesses, sales and profit growth objectives, and organizational and management objectives.

The committee determines the rating for the chief executive officer, based on his performance during the year, with input from the chairman of the board. In assessing the chief executive officer’s performance for fiscal 2010, the committee assigned him a “1” rating, indicating that they viewed his leadership during fiscal year 2010 as strong in a challenging environment. The committee recognized his efforts with respect to (i) strong EPS growth for fiscal year 2010; (ii) the successful launch of Hydro and other operating objectives within the Personal Care business; (iii) spearheading the ongoing analysis of battery category dynamics and the efforts to make appropriate adjustments in the Household Products business; and (iv) management of the Company’s cash flow and debt reduction. The committee also reviews subjective assessments of the chief executive officer’s performance which are provided by each of the directors.

The ratings for all other executive officers are recommended by the chief executive officer and are subject to committee approval. For fiscal 2010, the named executive officers were each rated a “2”, with the exception of Mr. Hatfield and Mr. McClanathan, who were each rated a “1”. The committee indicated that Mr. McClanathan’s and Mr. Hatfield’s leadership in addressing the operational difficulties and strategic initiatives within their respective operative divisions were critical for the Company and merited recognition. See note 4 to the Summary Compensation Table for amounts paid to our named executive officers with respect to annual company and annual individual performance components.

Discontinued Two-Year Bonus

At its October 2009 meeting, the committee discontinued the two-year component of the cash bonus program. The two-year program was designed to promote consistent growth in EPS from year to year. Upon review of our overall compensation structure, we determined that the structure of our two-year contingent bonus component effectively created aggregate incentive opportunities which were weighted at threshold (no EPS growth) and stretch performance, not target performance, which management believes is more likely to result in sustainable and consistent growth over time. To make up for the foregone opportunity, the committee increased the value of our three-year performance awards. Consequently, the overall value of our long-term incentives, and the apportionment between short-term and long-term incentives, remains essentially constant. Transferring the value of the contingent two-year bonus to three-year performance awards also results in a longer vesting period for the incentive, and more equity-based compensation, which we believe will have greater impact on retention.

Targeted Compensation Under the Bonus Program

Because of our focus on incentive “pay for performance” compensation, we generally provide higher than market “bonus target” percentages for our executive officers, except for our chief executive officer, whose bonus target remains below market. However, because our base salaries are generally set below the 50th percentile of our peer group (other than for Mr. McClanathan and Mr. Hatfield), our target total cash compensation for 2010, in the aggregate, was in line with our goal of at or below the 50th percentile for each of our officers, other than Mr. Klein. Target total cash compensation for Mr. Klein, was more than 20% below market, primarily due to his lower salary relative to market. The committee reviews our target bonus opportunities annually.

Our compensation goal is to provide pay opportunities to our executive officers that are competitive and consistent with our pay philosophy. What may actually be realized by them, especially under our cash bonuses and performance awards, is entirely a function of realized results. To the extent actual or earned compensation varies from our targeted total compensation percentile, it is a function of the individual’s and the Company’s performance.

Adjustment of Goals

The calculation of EPS for purposes of the cash bonus program, and our three-year performance awards, is made in accordance with GAAP, subject to adjustment for the following, if they occur during a measurement period:

•	extraordinary dividends, stock splits or stock dividends;

•	recapitalizations or reorganizations of the Company, including spin-offs or liquidations;

•	any merger or consolidation of the Company with another corporation;

•	unusual or non-recurring non-cash accounting impacts or changes in accounting standards or treatment;

•	unusual or non-recurring non-cash accounting treatments related to an acquisition by the Company completed during the fiscal year; and

•	unusual or non-recurring non-cash asset impairment, such as non-cash write-downs of goodwill or trade names.

The committee has agreed that these adjustments will be mandatory under our incentive programs; however, in the event of any ambiguity, the committee determines if adjustment is appropriate. The committee determined that, for purposes of fiscal 2010, GAAP EPS for fiscal 2009, which was utilized as the threshold EPS goal, was required to be adjusted to reflect a $3.7 million, or $0.04 per diluted share, non-cash accounting charge for costs of goods sold related to the purchase accounting adjustment to bring inventory acquired in our acquisition of the “Edge” and “Skintimate” shave preparation business to fair value under GAAP. As a result, solely for purposes of setting the threshold EPS goal for our 2010 program, and the base for determining compound growth percentages under our three-year performance awards granted in October 2009, our final GAAP EPS result for 2009 was increased by $0.04, so that the non-cash charge would not be taken into account.

The final bonus program goals for fiscal 2010, adjusted as described above, are set forth in the following table.

Adjusted 2009
Bonus Program
EPS Goals ($4.72) -
Increased by $.04
Non-Cash
Accounting Impact of
Shave Prep Inventory
	Formula for	Write Up
Bonus Program Goals	Setting Goals	in FY 2009	FY 2010 EPS Results
Threshold	FY 2009 EPS results ($4.72)	$ 4.76	$ 5.72
Target	8% above adjusted Threshold	$ 5.14
Stretch	16% above adjusted Threshold	$ 5.52

Goals for fiscal year 2011 were determined by application of the program’s formula to adjusted final EPS results for fiscal year 2010.

The annual cash bonus is intended to ensure that executives focus on short-term performance as well as consistent growth from year to year, and the potential of large payouts for achievement of stretch EPS goals provides a strong incentive for outstanding performance.

EQUITY AWARDS

At the annual meeting of shareholders in January 2009, shareholders approved the adoption of our 2009 incentive stock plan, which currently authorizes the committee to grant up to 4 million shares of common stock, in the form of stock options (qualified and non-qualified), restricted stock or stock equivalents, and other stock awards. The plan expires in 2019, and replaced the 2000 incentive stock plan. As discussed in Proposal 2 above, we are asking shareholders to approve the amendment and restatement of the 2009 Plan to increase the number of shares that may be issued under the 2009 Plan to 8,000,000 and to make certain other changes . We believe that equity grants provide a direct link to shareholder interests by tying a significant portion of the officers’ personal wealth to the performance of our common stock. Such grants reinforce a strong interest in share price growth and also, because of vesting requirements, help to retain key employees.

Since the Company’s spin-off in 2000, the committee has from time-to-time granted non-qualified stock options as well as restricted stock equivalent awards which vest over time. As indicated above, in October of 2009, because of concerns over the impact of non-attainable performance goals in outstanding performance awards on retention of key executives, the committee approved the grant to such executives, including the named executive officers, of retention stock option awards with an exercise price equal to the market value of our common stock on the date of grant. The retention stock option awards will only vest and become exercisable on the third anniversary of grant if the recipient remains employed by the Company on that date.

Since 2005, the committee has, however, primarily granted three-year performance restricted stock equivalent awards to key executives, with achievement of Company performance targets as a condition to vesting of the majority of the award, and continued employment with the Company over time as a condition to vesting of the remainder of the award.

Three-year performance awards are designed to promote consistent and significant EPS growth, as adjusted, over a three-year period. The performance awards granted during fiscal 2009 provided that 75% of the total award granted to each officer would be forfeited if targeted compound growth of at least 8% was not achieved over the three-year period of the award. The other 25% of the total awards will vest on the third anniversary of grant if the recipient remains employed with the Company. For fiscal 2010, the committee reduced the performance based component to 70% of the total award and increased the time-vesting component to 30%. The increased percentage allocated to the time-vesting award reflects concerns over retention of key employees. With respect to the three-year performance awards, the committee approved lowering the threshold for minimum vesting to 5% compound growth, with approximately 12.5% of the award vesting at that threshold, increasing on a pro rata basis to 50% vesting at targeted 8% compound growth, and to a maximum 100% vesting at 12% compound growth over the three-year period. The committee believes that the thresholds were appropriate because of the need to invest in our businesses over the next several years, the comparable performance levels among our peers, and the need to establish realistic, achievable goals. For fiscal 2011, the committee believes that the thresholds should remain consistent with fiscal 2010.

Grants during 2010

Three year performance awards, as described above, were granted to the named executive officers at the beginning of fiscal year 2010, as set forth in the Grants of Plan Based Awards table below. The base adjusted EPS number used for calculation of growth rates under those awards was $4.76, which was $0.04 more than the final GAAP EPS results for fiscal year 2009 of $4.72. That increase reflected the non-cash accounting impact related to the acquisitions of “Edge” and “Skintimate.” The determination of whether targeted growth in adjusted EPS is achieved will be made as described in Adjustment of Goals above.

Performance Awards Vesting based on 2010 Results

Three-year performance awards were granted to the named executive officers at the beginning of fiscal year 2008, under the terms of our 2000 incentive stock plan. As described above, 25% of the total equivalents, representing the time-vesting component of those awards, vested on October 10, 2010, the third anniversary of grant. With respect to the Company performance component of the awards, compound annual growth in EPS over the three-year period between October 1, 2007 and September 30, 2010 did not equal or exceed 10%. Consequently, no portion of the Company performance component vested.

Timing and Procedures for Grants

But for exceptional cases such as promotions or new hires, performance awards and other restricted stock equivalent awards are generally granted at the October meeting of the committee. At that October meeting, salary levels and bonus programs for the new fiscal year are determined, and the committee and management have agreed that it is also an appropriate time to review and consider additional awards, as part of the total compensation packages offered. Although the committee has elected not to regularly grant stock options, as noted above, the committee, at its October 2009 meeting, granted special one-time retention stock option awards to a very limited group of key executives, including each of the named executive officers. These options, as mandated by the terms of the 2009 Plan, were granted at the closing price of the common stock on that date. As the committee meeting occurred prior to the Company’s final determination of fiscal year end results, and as the specific date of the meeting was set a year in advance, we believe that there was little or no opportunity to obtain favorable option pricing through manipulation of the grant date.

At the beginning of fiscal 2010, in order to ensure the deductibility of stock awards granted to named executive officers, the committee also approved the establishment of a pool from which time-vested restricted stock equivalent awards in fiscal 2011 could be granted. The size of the pool was to be determined by achievement of shareholder-approved performance goals for fiscal 2010. Because achievement of those goals, and the size of the pool, was not determinable until the end of October 2010, the committee did not grant any restricted stock equivalent awards to the named executive officers until its November meeting, following the release of earnings results for the fiscal year.

For the past several years, the size of equity awards for the executive officers has been, in part, based upon benchmarked data from our peer group provided by Meridian, valued on the basis of grant-date present value.

•
The number of restricted shares and performance shares awarded are based on the targeted mix of restricted stock and performance share value to be delivered and the corresponding grant date present value of a restricted share and performance share respectively.

•
In valuing the performance component of our three-year performance awards granted in fiscal 2009, Meridian assigned a premium to reflect the fact that our maximum payout, for 15% compound growth in adjusted EPS over the three-year term of the award, is three times our target payout (for 10% compound growth) instead of the more customary two times target. Awards granted in fiscal 2010 follow the customary model of our peers (i.e. two times target payout) with maximum payout, for 12% compound growth in adjusted EPS over the three-year term, at twice our target payout for 8% compound growth.

•
As with the setting of base salary, the size of awards recommended reflects the interplay involved with providing long-term incentive compensation above the 50th percentile while maintaining total compensation for each officer, and for all of the officers as a group, at or moderately above the 50th percentile. Other factors, such as parity among the officer’s individual circumstances, current dilution rates, and the market run-rate for equity grants among the peer group also impact the size of long-term incentive awards. Based on these considerations and the consultant’s valuation, the chief executive officer determines an appropriate number of shares or share units to be recommended to the committee for each officer.

•	The committee reviews the proposed awards and then generally approves the recommendations.

With respect to awards to the chief executive officer, Meridian, without input from the chief executive officer or other members of management, provides a range of potential awards to the committee. Again, this analytical tool is intended to illustrate the impact that a range of alternatives would have on his competitive posture. However, the committee considers alternatives outside the range. Considering competitive posture, performance of the Company, experience and effectiveness of his leadership, the committee determines the size of the award. When the equity awards were determined in October 2009, the officers as a group were approximately 54% above the 50th percentile, and each individually were in a range between 32% and 103% above the 50th percentile.

We provide long-term incentive opportunities in the form of equity awards in order to align our officers’ interests with those of shareholders, promote exceptional performance and retain key executives throughout the vesting periods. Equity grants constitute a significant element of executive compensation among our peer companies, and we believe the competitiveness of our program would suffer if such grants were not included.

Deferred Compensation Plan.  The executive officers and other key employees are permitted to request the deferral of their cash bonus awards under the terms of our deferred compensation plan. Deferrals of an executive’s cash bonus into the Energizer common stock unit fund of the plan receive a 25% Company match, vesting three years from the date of crediting. The plan is a legacy plan inherited from our former parent that we have retained as a part of our compensation program. The 25% Company match is highly valued by our executives as part of their overall compensation package, as are the tax deferral benefits of the plan. The investment alternatives offered under the plan provide additional value. The Plan is more fully described in the narrative to the Non-qualified Deferred Compensation Table below.

Supplemental Retirement Plans.

Defined Benefit

Pension benefits under our qualified defined benefit pension plan have been based upon an employee’s five-year final average earnings (including wages and bonuses, either paid or deferred). Because of IRS limitations on the amount of earnings that can be taken into account for such calculation, and on the amount of benefits that can actually be paid, we have, like many companies our size, established an unfunded pension restoration plan, our executive supplemental retirement plan, which, following retirement, provides a monthly supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the IRS limitations. Executives whose pension benefits under the qualified plan are calculated under an account-based formula also have the option of taking their restoration benefit in the form of a lump-sum payment upon retirement. In connection with the grant of the one-year 2009 Performance Awards granted in February 2009 described above, accruals under the pension restoration plan were suspended for calendar year 2009. Effective as of the end of calendar year 2009, in order to limit growth of future expenses related to providing retirement benefits, the prior formulas under the U.S. pension plan were frozen and future retirement benefits were determined in accordance with a new retirement accumulation formula described in the narrative to the Pension Benefits Table below.

Defined Contribution

We also offer a qualified defined contribution 401(k) plan, our savings investment plan, which permits all U.S. employees to defer a percentage of their compensation into the plan until retirement, and receive a Company match on a portion of their deferrals. The amounts which may be deferred into the qualified plan, as well as the amount of Company matching contributions, are also both subject to IRS limitations. As with the defined benefit plan, we have adopted an unfunded excess 401(k) plan, our executive savings investment plan, under which executives are permitted to defer any excess contributions and matching payments not permitted into the qualified savings investment plan. As noted above, Company matches on deferrals into the excess plan were rescinded for calendar year 2009.

Value of the Plans to Our Compensation Program

The pension restoration plan and the excess 401(k) plan are legacy benefits which were also offered by our former parent, and the committee believes they are highly valued by the executives. The pension restoration plan preserves the full, unreduced benefit which the executives would otherwise receive under the qualified plan’s pension formula, and the excess 401(k) plan offers the opportunity to save for retirement, on a tax deferred basis, at the same levels of deferral and Company match that the executives would otherwise receive under the qualified 401(k) plan without IRS limits.

According to market data provided by Meridian, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide). We believe that not including these programs would put us at a competitive disadvantage in retaining our key executives.

Enhanced Benefits under Separation Agreements

On very limited occasions, in connection with separation agreements entered into with certain terminating executives, our board has authorized the inclusion of additional bonus compensation in the calculation of pension restoration plan benefits, which would not otherwise have been included under the terms of the qualified pension plan. Although including this compensation resulted in greater benefits under the pension restoration plan, the board, in those cases, believed the benefit was necessary and appropriate consideration for the separation agreements. We consider these agreements on a case by case basis, and generally do not agree to enhance benefits under the pension restoration plan. None of the named executive officers has received enhanced pension restoration plan benefits.

Details of pension benefits under the pension restoration plan are set forth in the Pension Benefits Table below, and details of contributions, earnings, and year-end balances in the excess 401(k) plan are set forth in the Non-qualified Deferred Compensation Table below.

Severance and Other Benefits Following a Change of Control.

Unlike other public companies, we have not offered employment agreements to our executives. However, we have ongoing change of control employment agreements with each of our executive officers, as discussed under Potential Payments Upon Termination Or Change of Control below. The change of control employment agreements are designed to provide executives with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders and not their own personal financial interests. Our board of directors carefully identified the executives and other individuals who have received agreements as critical to the process of evaluating or negotiating a transaction, or in the subsequent integration process. We believe that their retention through a change of control would be critical to the success of any transaction. In evaluating these agreements, the committee considers it important that:

•	no benefits become payable under an agreement unless the executive is involuntarily terminated, or voluntarily terminates for good cause;

•
the agreements limit the ability of the new management to impose unfavorable, harsh or unfair conditions of employment in order to motivate the executive to voluntarily terminate and forfeit severance benefits; and

•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant benefit to the new controlling entity.

The committee annually reviews the cost of the program and it also analyzes the terms of the agreements in light of comparative market data provided by Meridian. The committee has from time to time in the last several years initiated limitations on the benefits provided. Meridian’s advice is based upon surveys of Fortune 200 companies as well as our peer group, and its own internal data and expertise. Based on this information, it has advised that severance payments set at three times annual base salary and bonus for the executive officers, as well as reimbursement of excise taxes, subject to reduction of benefits within ten percent of the excise tax threshold, is common, and that the aggregate projected cost of payments under our agreements, as a percent of market capitalization, is consistent with, or less than, prevailing practices. Despite the significant potential cost, we believe that the retention value provided by the agreements outweighs such cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package,

•	Meridian has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice, and

•	such costs will only be triggered if the new controlling entity terminates the protected executives, or the executives are able to terminate for good reason, during the protected period.

A description of the projected cost if a change of control were to have occurred on the last day of fiscal year 2010 and all of the named executive officers were terminated on that date is provided under Potential Payments Upon Termination Or Change of Control below.

Perquisites.  We offer a limited number of perquisites for our executive officers. Our board of directors has authorized the personal use of our Company-owned aircraft, for up to 30 flight hours per year, by the chief executive officer and the chairman of the board. The board has also authorized those individuals to bring family members and guests along on business flights, and, in the past, has also approved their reimbursement for state and federal income taxes associated with their personal use of the aircraft and the use by their guests, but not for any taxes on such reimbursement. At the committee’s November 2008 meeting, the committee authorized an increase in flight hours available to the chief executive officer from 30 to 50 because his salary remained significantly below market. Nevertheless, in light of the uncertainties created by the global economic crisis, Mr. Klein elected to decline the increase for 2009. The board reinstated the increase effective as of the beginning of calendar year 2010. The board, however, also rescinded the right to personal use granted to the chairman of the board, and discontinued reimbursement of taxes associated with any officer’s or board member’s personal use of the aircraft. The remaining perquisites or executive benefits consist of the executive financial planning program, executive health plan, executive long-term disability plan, and executive excess liability plan. In addition, Mr. Hatfield is reimbursed for commuting expenses as a result of his assignment to our office in Connecticut, but he is not reimbursed for taxes associated with that reimbursement. The executive programs are all legacy programs which were in effect prior to our spin-off. Because our executives have participated in these programs for a number of years, and value them highly as a part of their overall compensation package, we believe they strengthen our ability to retain key employees at moderate expense. However, since 2006, participation in the executive health plan has not been offered to any additional participants, and since 2008, the executive retiree life plan has been and will continue to be available only to executives who were retired at that time.

Stock Ownership Requirements

In October 2007, because of the importance of having our executives’ personal financial interests directly and significantly linked to the interests of shareholders, the committee approved stock ownership guidelines for our executive officers. Although historically our officers have maintained stock ownership levels well above typical mandatory guidelines, we felt it was advisable to set guidelines for new officers. The guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and the other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New officers would be given a period of five years to attain full compliance with the guidelines.

For purposes of these determinations, stock ownership includes shares of our common stock which are directly owned or owned by family members residing with the executive, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our savings investment plan, our excess 401(k) plan, or our deferred compensation plan. At the current time, all of our officers are in compliance with the guidelines.

Trading in Energizer Stock Derivatives

It is our policy that employees, officers and directors may not engage in speculative transactions in our securities. Under the policy, an officer may not invest or trade in market-traded options, engage in short-sales of our securities, or speculate on relatively short-term price movements of our common stock.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for the chief executive officer and the next 3 highest paid officers (other than the chief financial officer). Performance-based awards which meet certain requirements are excluded when determining whether such an executive has received compensation in excess of this limit. Through a series of amendments in 2008 and 2009, the committee clarified the plan provisions which give the committee authority to require the deferral of certain bonus and salary payments to such officers in order to preserve the deductibility of those payments. At that meeting, the committee also approved measures to ensure the deductibility of payments under the annual cash bonus program and annual restricted stock equivalent grants, by making such payments contingent upon achievement of shareholder-approved performance goals and discretion by the committee. We believe a significant portion of the compensation paid to the named executive officers should remain deductible as performance-based awards under shareholder-approved plans. The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

Compensation Policies and Practices as they Relate to Risk Management

The committee reviewed the Company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation programs do not, and are not likely to, have a material adverse effect on the Company. The committee also reviewed our compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity;

•	compensation mix overly weighted toward annual incentives;

•	highly leveraged payout curves and uncapped payouts;

•	unreasonable goals or thresholds; and

•	steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

The committee determined that such design features were either not present or not significant in the Company’s incentive programs for all employees, and furthermore, noted several design features of those programs that reduce the likelihood of excessive risk-taking:

•	the executive compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics tied to shareholder return;

•	for the executive compensation program, maximum payout levels for bonuses and performance awards are capped at 200 percent of target;

•	the Company does not grant stock options on a regular basis;

•	the compensation committee retains downward discretion over incentive programs applicable to the named executive officers;

•	executive officers are subject to share ownership and retention guidelines; and

•
compensation plans contain multiple metrics and performance periods within the same fiscal year, adequate oversight and supervision by individuals who do not participate in the same bonus plan, and generally are a modest percentage of the individual’s annual salary.

The committee determined that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Comp. (1)(4)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (5)	All Other Compensation (6)	Total ($)
Ward M. Klein	2010	$893,750	$0	$2,004,603	$342,000	$1,800,000	$1,697,688	$178,392	$6,916,433
Chief Executive Officer	2009	$833,430	$0	$4,277,620	$0	$0	$3,397,574	$224,734	$8,733,358
	2008	$818,750	$0	$3,639,818	$0	$1,562,535	$287,410	$183,538	$6,492,051

Daniel J. Sescleifer	2010	$472,083	$0	$569,366	$225,000	$703,000	$155,265	$41,133	$2,165,847
Executive Vice President &	2009	$446,300	$0	$1,270,821	$0	$0	$165,121	$21,016	$1,903,258
Chief Financial Officer	2008	$436,667	$0	$931,840	$0	$666,682	$174,251	$48,071	$2,257,511

Joseph W. McClanathan	2010	$488,767	$0	$460,853	$157,500	$784,000	$220,495	$29,234	$2,140,849
President & CEO,	2009	$480,087	$0	$1,265,709	$0	$0	$617,763	$25,062	$2,388,621
Energizer Household Products	2008	$473,100	$0	$1,027,940	$0	$704,944	$469,788	$28,618	$2,704,390

David P. Hatfield	2010	$482,504	$0	$547,807	$270,000	$784,000	$148,462	$51,067	$2,283,840
President & CEO,	2009	$404,919	$0	$1,237,409	$0	$0	$412,071	$115,383	$2,169,782
Energizer Personal Care	2008	$395,879	$0	$934,220	$0	$667,776	$280,727	$49,585	$2,328,187

Gayle G. Stratmann	2010	$372,923	$0	$421,685	$168,750	$416,250	$135,859	$34,833	$1,550,300
Vice President and	2009	$354,850	$0	$861,423	$0	$0	$197,981	$16,433	$1,430,687
General Counsel	2008	$347,573	$0	$691,420	$0	$398,766	$230,256	$19,611	$1,687,626

(1)
All awards under our annual cash bonus program are based upon achievement of either individual or Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year would have been included in the Non-Equity Incentive Plan Compensation column of this table. See footnote (4) below.

(2)
The amounts listed for fiscal 2010 include performance-based compensation as well as compensation that vests over time, assuming that the officer remains employed with the Company. The value of the performance-based compensation reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Topic 718. Amounts for fiscal 2008 and 2009 have been recomputed under the same methodology in accordance with SEC rules. Assumptions utilized in the calculation of these amounts are set forth in “Note 7. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2010. The maximum award value, if paid, for awards granted in 2010, would be: W. Klein—$3,937,800; D. Sescleifer—$1,010,702; J. McClanathan—$964,761; D. Hatfield - $1,010,702; and G. Stratmann—$735,056.

(3)
The amounts listed for 2010 reflects the most probable option value at the date of its grant in accordance with FASB ASC Topic 718. Assumptions utilized in the calculation of these amounts are set forth in “Note 7. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2010 Annual Report. No stock options were granted to the officers during fiscal 2008 and 2009.

(4)
The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our annual cash bonus program, which is described in our Compensation Discussion and Analysis. These amounts are comprised of:

(i)	the annual individual performance component; and

(ii)	the annual Company performance component.

The specific amounts earned by each of the named executive officers under (i) and (ii) above are as follows:

•	Mr. Klein, (i) 540,000; (ii) 1,260,000

•	Mr. Sescleifer, (i) 171,000; (ii) 532,000

•	Mr. McClanathan, (i) 235,200; (ii) 548,800

•	Mr. Hatfield, (i) 235,200; (ii) 548,800

•	Ms. Stratmann, (i) 101,250 (ii) 315,000

These amounts do not reflect any deferral of payment of these amounts, at the officers’ elections, under the terms of our deferred compensation plan which is described in the narrative to the Non-Qualified Deferred Compensation table below. The annual bonus program does not provide for earnings on non-equity incentive plan compensation prior to its payment or deferral under the deferred compensation plan.

(5)	The amounts reported in this column consist of:

(i)
aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits Table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal 2010. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

•	Mr. Klein, $1,697,153

•	Mr. Sescleifer, $66,248

•	Mr. McClanathan, $203,398

•	Mr. Hatfield, $131,181

•	Ms. Stratmann, $88,720

(ii)	above-market interest (120% of the applicable long-term federal rate) credited to deferrals into the prime rate fund of our deferred compensation plan:

•	Mr. Klein, $535

•	Mr. Sescleifer, $89,017

•	Mr. McClanathan, $17,097

•	Mr. Hatfield, $17,281

•	Ms. Stratmann, $47,139

(6)	The amounts reported in this column with respect to fiscal 2010 consist of the following:

(i)	Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Klein, $25,750

•	Mr. Sescleifer, $10,688

•	Mr. McClanathan, $15,838

•	Mr. Hatfield, $11,980

•	Ms. Stratmann, $13,250

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pension plus match account in our retirement plan (as described in the narrative to the Pension Benefits Table below) due to certain limits imposed by the Internal Revenue Code on accruals in our retirement plan.

(ii)	the group life insurance plan—term life insurance premiums paid by us for the first $40,000 of coverage for each of the named executive officers: $62.

(iii)	tax reimbursements for income taxes associated with personal use of Company-owned aircraft and reimbursement of living expenses:

•	Mr. Klein, $7,316

•	Mr. Hatfield, $6,260

Tax reimbursements for each fiscal year are made on a delayed basis in the next fiscal year, and as a result previous year tables have reflected reimbursements of taxes accrued in the previous year. The reimbursements indicated above, however, are accruals for income taxes accrued during fiscal 2010. The reimbursements for taxes accrued during fiscal 2009 (not included in the amounts shown for fiscal 2010) are as follows:

•	Mr. Klein, $44,320

•	Mr. Hatfield, $21,309

The board of directors has elected to eliminate tax reimbursements to the officers, commencing January 1, 2010.

(iv)	the incremental cost to the Company of the following perquisites provided to the named executive officers:

Personal use of Company aircraft.  Since May 2005, Mr. Klein has been authorized to use Company-owned aircraft for up to 30 hours of personal travel per year. In November 2009, the board increased the number of authorized flight hours to 50 per year. During fiscal 2010, he received tax reimbursements from the Company for income taxes associated with such travel, which is shown in (iii) above. Mr. Klein is also authorized to use the aircraft for travel to meetings of other boards on which he may serve, and to permit, in limited situations, the personal use of the aircraft by officers and employees. (Please see the narrative to the Director Compensation Table for a description of the calculation of the incremental cost of these flights.)

In fiscal 2010, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $86,494, reflecting the assessed charge per flight hour for such use, and the approximate amount of disallowed federal tax deductions associated with such use was $32,003.

Executive Financial Planning Program.  We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2010, the following reimbursement payments were made:

•	Mr. Klein, $7,756

•	Mr. Sescleifer, $9,600

Executive Health Plan.  We pay the annual premium for each executive for an executive health insurance policy which generally covers all health care and dental expenses to the extent not covered by our medical and dental plans. The executives are required to pay for underlying coverage under our medical and dental plans at the same rate as all other employees. For fiscal 2010 we paid $9,732 in executive health premiums for each of the named executive officers. That amount was reduced by premium refunds received in fiscal 2010 for the 2009 plan year in the amount of $3,644 on average per participant.

Executive Excess Liability Plan.  We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During fiscal 2010, we paid $1,143 in premiums for Mr. Klein, and $624 for each of the other named executive officers.

Retiree Plans.  The listed officers also are or may become eligible to participate in the executive long-term disability plan and the executive retiree health plan upon their retirement from Energizer. These plans provide supplemental disability and health benefits, respectively, to eligible executive retirees. The long-term disability plan is entirely self-funded by us, but we pay an annual premium for all retiree participants in our executive retiree health plan. Although there was no incremental out-of-pocket cost to us under these plans with respect to the listed officers, we annually record a FAS 106 expense for changes in the anticipated cost of their participation in our executive retiree health plans.

•	Mr. Klein, $11,780

•	Mr. Sescleifer, $14,071

•	Mr. McClanathan, $6,622

•	Mr. Hatfield, $14,230

•	Ms. Stratmann, $14,675

Transportation and Living Expenses.  Mr. Hatfield serves as president and chief executive officer of our Energizer Personal Care division, the offices of which are located in Shelton, CT. Because his home and family are in St. Louis, MO, he regularly commutes to Connecticut, and his commuting expenses, as well as meals and lodging in Connecticut, are reimbursed by us. For fiscal 2010, the amount reimbursed to him was $11,783. In addition, Mr. Hatfield has received tax reimbursement for taxes associated with such reimbursement, and those amounts are included in the amounts indicated in (iii).

Taxable Gifts.  During fiscal year 2010, gifts were given to groups of employees, including the officers, at the holidays and in appreciation of special efforts. The taxable value of such gifts is as follows:

•	Mr. Hatfield, $40

•	Ms. Stratmann, $134

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100 percent of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal year 2010 under three separate plans or programs:

•	potential cash awards under our annual cash bonus program, dependent upon achievement of Company and individual performance measures established at the beginning of each fiscal year;

•	three-year performance awards, which are restricted stock equivalent awards under the terms of our 2009 Plan, incorporating a Company performance component and a time-vesting component; and

•	Company-matching deferrals (payable in cash at retirement) under our deferred compensation plan.

Annual Bonus Program

Our annual bonus program was intended to promote significant earnings per share growth each year, and consistent growth from year to year.

Annual Cash Bonus.  The annual bonus is designed to reward achievement of both Company and individual performance goals established at the beginning of each fiscal year.

Company Performance Component.  For the named executive officers, the Company performance goals for fiscal 2010 were based on EPS results at or above final results for fiscal 2009, but adjusted as discussed in our Compensation Discussion and Analysis—Adjustment of Goals . The program, including the specific Company performance goals set at the beginning of the fiscal year, is described in our Compensation Discussion and Analysis—ANNUAL CASH BONUS PROGRAM. Our final EPS for fiscal 2010 was $5.72 so under the annual cash program the stretch EPS goal of $5.52 was achieved.

Individual Performance Component.  The individual performance component of the annual cash bonus program is based upon a subjective evaluation of the performance of the listed officers during the fiscal year, including performance against focal points established at the beginning of the year. After the end of the fiscal year, the committee assigned subjective ratings to each officer in accordance with the terms of the bonus program, as described in our Compensation Discussion and Analysis—ANNUAL CASH BONUS PROGRAM. These ratings, along with the Company performance measures described above, were then applied to determine the number of equivalents under the 2010 performance awards that would vest. The annual bonus payments that would have been paid to each officer for a rating between “1” and “3” under the individual performance component is indicated in the Table below.

Two-Year Cash Bonus.  Under the program, an executive that was awarded a bonus opportunity (assuming that goals are met) for a particular fiscal year must remain employed by us through the end of the following fiscal year in order to be eligible for a payment. Because the target EPS goal was not achieved for fiscal 2009, no new bonus opportunity was created during the fiscal year, and no bonus will be payable, contingent upon fiscal 2010 results. The committee has eliminated the two-year bonus component from the fiscal 2010 cash bonus program.

Three-Year Performance Awards

Performance-Linked Component.  At the beginning of fiscal 2010, three-year performance restricted stock equivalent awards were granted to each of the named executive officers under the terms of our 2009 Plan. These are described in our Compensation Discussion and Analysis—EQUITY AWARDS. Under the terms of the awards, each officer was credited with Energizer restricted common stock equivalents, 70% of which are subject to the achievement of adjusted targets for compound EPS growth over the 3-year period commencing October 1, 2009. (Potential adjustments are also described in our Compensation Discussion and Analysis—Adjustment of Goals.) The number of stock equivalents indicated in the Threshold sub-column, marked by footnote 4 in the Table below, will vest only if the compound annual growth in EPS, using an adjusted base for fiscal 2009 of $4.76, over that 3-year period is at least 8%. If compound annual growth is in excess of that threshold, the number of units vesting will proportionately increase, with the maximum number vesting (as indicated in the Maximum sub-column) at a compound annual growth rate of 15% for that period. The number indicated in the Target sub-column reflects the equivalents that will vest at targeted 10% compound annual growth for the period.

Time-Vesting Component.  The remaining 30% of the equivalents granted (as indicated in the All Other Stock Awards column below, marked by footnote 4) will vest three years from the date of grant, provided the officer remains employed with the Company.

The restricted stock equivalents granted under the performance awards will also vest in their entirety upon death and permanent disability. If a change in control of the Company occurs within 18 months following grant, 50% of the total equivalents granted will automatically vest; if the change of control occurs more than 18 months following grant, the greater of 50% of the equivalents granted, or the number that would have been granted if actual EPS performance up to the change of control was achieved over the 3-year period, will vest. A change of control, for purposes of the award, is defined as (i) an individual or group acquiring more than 50% of our outstanding common stock, or (ii) the current or continuing directors no longer constituting a majority of the board of directors.

The annual FAS 123R expense recognized in fiscal 2010 in connection with these awards is included in the Stock Awards column of the Summary Compensation Table. The aggregate grant date value is set forth in the Grant Date Fair Value of Stock Awards column below.

Company Match

Executives are permitted to request deferral of all or a portion of the cash payments under our cash bonus program, under the terms of our deferred compensation plan, which is described in detail in the narrative to the Non-qualified Deferred Compensation Table below. Under the terms of the plan, cash bonuses deferred into the Energizer common stock unit fund during fiscal 2010 were credited with an additional 25% Company match, which vests after three years, provided the deferred bonus is kept in that fund for at least a year. Vested Company matches may be transferred to different investment options at the executive’s discretion. The value of vested units is payable in cash only upon the executive’s retirement or other termination of employment, based on the value of our common stock at that time. The units will also vest in their entirety upon retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred).

The amount of the Company matching deferrals credited to each officer during fiscal year 2010 is shown in the All Other Stock Awards column below, marked by footnote 5, and the grant date value is shown in the Grant Date Fair Value of Stock Awards column below.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
										All Other	All Other Option	Exercise	Grant Date
			Date of Comp.							Stock Awards:	Awards: Number of	or Base Price of	Fair Value
			Comm.							Number of	Shares	Option	of Stock
Name	Type of Award	Grant Date	Action(6)	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock(#)	Underlying Options(#)	Awards ($/Sh)	and Option Awards(7)
W.M. Klein	Bonus: Annl.Co.Perf.	10/12/09(1)		$63,000	$630,000	$1,260,000
	Bonus: Annl.Ind.Perf.	10/12/09(2)		$202,500	$405,000	$540,000
	Perf.Awd.:3Yr.CAGR	10/12/09(3)					7,500	30,000	60,000				$3,937,800
	Perf.Awd.: TimeVest	10/12/09(4)								26,000			$1,706,380
	Company Match	11/30/09(5)	10/13/08							1,599			$92,813
	NQSO 3 yr cliff vest	10/12/09									38,000	$65.63
D.J. Sescleifer	Bonus: Annl.Co.Perf.	10/12/09(1)		$26,600	$266,000	$532,000
	Bonus: Annl.Ind.Perf.	10/12/09(2)		$85,500	$171,000	$228,000
	Perf.Awd.:3Yr.CAGR	10/12/09(3)					1,925	7,700	15,400				$1,010,702
	Perf.Awd.: TimeVest	10/12/09(4)								6,600			$433,158
	Company Match	11/30/09(5)	10/13/08							682			$39,600
	NQSO 3 yr cliff vest	10/12/09									25,000	$65.63
J.W.McClanathan	Bonus: Annl.Co.Perf.	10/12/09(1)		$27,440	$274,400	$548,800
	Bonus: Annl.Ind.Perf.	10/12/09(2)		$88,200	$176,400	$235,200
	Perf.Awd.:3Yr.CAGR	10/12/09(3)					1,838	7,350	14,700				$964,761
	Perf.Awd.: TimeVest	10/12/09(4)								6,300			$413,469
	Company Match	11/30/09(5)	10/13/08							737			$42,768
	NQSO 3 yr cliff vest	10/12/09									17,500	$65.63
D.P. Hatfield	Bonus: Annl.Co.Perf.	10/12/09(1)		$27,400	$274,400	$548,800
	Bonus: Annl.Ind.Perf.	10/12/09(2)		$88,200	$176,400	$235,200
	Perf.Awd.:3Yr.CAGR	10/12/09(3)					1,925	7,700	15,400				1,010,702
	Perf.Awd.: TimeVest	10/12/09(4)								6,600			$433,158
	Company Match	11/30/09(5)	10/13/08							827			$48,006
	NQSO 3 yr cliff vest	10/12/09									30,000	$65.63
G.G. Stratmann	Bonus: Annl.Co.Perf.	10/12/09(1)		$15,750	$157,500	$315,000
	Bonus: Annl.Ind.Perf.	10/12/09(2)		$50,625	$101,250	$135,000
	Perf.Awd.:3Yr.CAGR	10/12/09(3)					1,400	5,600	11,200				$735,056
	Perf.Awd.: TimeVest	10/12/09(4)								4,800			$315,024
	Company Match	11/30/09(5)	10/13/08							407			$23,630
	NQSO 3 yr cliff vest	10/12/09									18,750	$65.63

(1)
These amounts represent the amounts which potentially could have been earned under the Company performance component of the fiscal 2010 annual cash bonus program. Based on final 2010 results, the actual amounts earned are as follows:

•	Mr. Klein, $1,260,000

•	Mr. Sescleifer, $532,000

•	Mr. McClanathan, $548,800

•	Mr. Hatfield, $548,800

•	Ms. Stratmann, $315,000

(2)
These amounts represent the amounts which potentially could have been earned under the individual performance component of the fiscal 2010 annual cash bonus program. Based on the final 2010 results, the actual amounts earned are as follows:

•	Mr. Klein, $540,000

•	Mr. Sescleifer, $171,000

•	Mr. McClanathan, $235,200

•	Mr. Hatfield, $235,200

•	Ms. Stratmann, $101,250

(3)
Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards granted on October 12, 2009, is subject to achievement of adjusted targets for compound annual growth in EPS over the three-year period commencing September 30, 2009.

(4)
These restricted stock equivalents (the time-vesting component), awarded under the three-year performance awards granted on October 12, 2009, will vest three years from the date of grant, if the officer remains employed with us at that time.

(5)	These amounts represent 25% Company matching deferrals credited during fiscal 2010.

(6)
The grant date is the same as the date of committee action, except in the case of the following: the Company matching deferrals described in (5) were approved by the committee at the beginning of the fiscal year, prior to irrevocable elections by the officers to defer all or a portion of any bonuses they might receive at the end of the year. The actual matching deferrals were not credited until after the end of the fiscal year, when the amount of such bonuses was actually determined.

(7)
The aggregate grant date value of the three-year performance awards for financial reporting purposes in accordance with FAS 123R, is set forth with respect to each of the officers in the table above. Assumptions utilized in the valuation are set forth in “Note 7. Share-Based Payments” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended September 30, 2010, with an additional assumption of Maximum payout. Accounting expense for the performance-linked component of the three-year performance awards granted October 12, 2009 is affected by the current probability of meeting or exceeding performance targets included in those awards, since that is how they are expensed; accordingly, the amortization utilized in the Consolidated Financial Statements may not reflect the assumption of Maximum payout.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards (listed in the Table below) have been granted to the named executive officers, and remain unvested, or, in the case of non-qualified stock options, unexercised, as of September 30, 2010.

•
Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options generally became exercisable at the rate of 20% to 25% per year over a four or five year period, and remain exercisable over the ten-year period following grant. Outstanding option awards are described under Option Awards, in the Table below. On October 12, 2009, non-qualified stock options were granted to the Named Executive Officers and vest on the third anniversary of the date of grant if the executive is still employed.

•
Restricted stock equivalents vest incrementally over four to nine years (as indicated below), and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. (However, if the officer elected to defer receipt of such shares, they will not convert at vesting and, instead, will not be issued until following the officer’s retirement or other termination of employment.) Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company, which is defined in the same manner described for stock options above. In addition, for the restricted stock equivalents vesting on May 19, 2012, as noted below, vesting will also be accelerated upon the officer’s retirement on or after age 55. Currently Mr. W. Klein and Mr. McClanathan are retirement eligible. Unvested restricted stock equivalent awards are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the Table below.

•
Three-year performance awards grant restricted stock equivalents, the vesting of which is subject to the achievement of performance-linked and time-vesting conditions, as described in our Compensation Discussion and Analysis—EQUITY AWARDS. A description of the performance awards granted October 12, 2009, and the terms of their vesting, including accelerated vesting, is set forth in the narrative to the Grants of Plan-Based Awards Table above. Except as noted below, the performance awards granted on October 10, 2007 and October 13, 2008 have similar terms, but the compound growth targets for those three year awards utilize a base of $5.39 and $5.87, respectively. The maximum equivalents or units which would vest under the performance-linked component of these performance awards are included below under Stock Awards—Equity Incentive Plan Awards, and the number of equivalents or units that would vest under the time-vesting component is included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below. Fewer equivalents or units will vest for compound growth that is less than 15% but at least 8%, for the 2008 and 2007 grants, over the applicable three-year period, and if growth for the period is below those thresholds, no performance-linked equivalents or units will vest. As of fiscal year end, the awards granted on October 10, 2007 had not yet vested. The time-vesting equivalents vested on October 10, 2010, but no performance-linked equivalents vested, because three-year compound growth in EPS, based on adjusted final EPS results for fiscal year 2010 (as described in our Compensation Discussion and Analysis—Adjustment of Goals), was below the threshold for vesting. The equivalents that vested on October 10th are set forth in the footnotes below.

•
Voluntary deferrals of cash bonuses under our annual bonus program into the Energizer common stock unit fund of our deferred compensation plan receive a Company matching deferral of 25%, provided that the voluntary deferrals are retained in that fund for at least a year. The Company matching deferrals are also credited to the Energizer common stock unit fund, and must remain in that fund until vested, which will occur three years from the date of initial crediting, if the officer remains employed with us at that time. Company matching deferrals will also vest upon an officer’s retirement, involuntary termination, disability or death, and upon a change of control of the Company. Unvested Company matching deferrals as of September 30, 2009 are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the Table below.

Non-qualified stock options, restricted stock equivalents, and performance awards granted on October 10, 2007, and October 13, 2008 were granted under the terms of our 2000 incentive stock plan, while the October 12, 2009 performance awards and non-qualified stock options were granted under the terms of our 2009 Plan. Company matching contributions have been granted under the terms of our deferred compensation plan. (Awards under our deferred compensation plan are payable exclusively in cash at retirement or other termination of employment.)

Recent Awards in Fiscal Year 2011

As noted in our Compensation Discussion and Analysis, additional three-year performance awards were granted to the executive officers and other key employees in October of 2010 (which is fiscal year 2011). The total number of equivalents granted to each officer under these awards was: W. Klein—53,630 performance equivalents and 22,985 time-vesting equivalents; J. McClanathan—13,300 performance equivalents and 5,700 time-vesting equivalents; D. Hatfield—13,300 performance equivalents and 5,700 time-vesting equivalents; D. Sescleifer—13,300 performance equivalents and 5,700 time-vesting equivalents; and G. Stratmann—9,660 performance equivalents and 4,140 time-vesting equivalents. The equivalents granted will also vest in their entirety upon death and permanent disability. Upon a change in control of the Company, all of the time-vesting and 50% of the performance-linked equivalents granted will automatically vest, but if the change of control occurs more than 18 months following grant, the greater of 50% of the performance-linked equivalents granted, or the number that would have been granted if actual EPS performance up to the change of control was achieved over the 3-year period, will vest. A change of control, for purposes of the award, is defined as (i) an individual or group acquiring more than 50% of our outstanding common stock, or (ii) the current or continuing directors no longer constituting a majority of the board of directors.

In fiscal 2010, as noted in our Compensation Discussion and Analysis, the committee provided that executives who elected to have their cash bonuses for fiscal year 2010 deferred into the Energizer common stock unit fund would be credited with the 25% Company match on the amount of cash bonus they received (and deferred) under the terms of the fiscal year 2010 annual cash bonus program. As a result, the total number of units credited on November 30, 2010 as the 25% Company match to each officer under the deferred compensation plan was: D. Sescleifer—2,502 units; J. McClanathan—2,790 units; and G. Stratmann—1,481 units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market or
	Number of	Number of				Market Value	Number of	Payout Value
	Securities	Securities			Number of	of Shares	Unearned	of Unearned
	Underlying	Underlying			Shares or	or Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised			Units of	Stock That	or Other	or Other
	Options	Options	Option	Option	Stock That	Have Not	Rights That	Rights That
	(#)	(#)	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	($)	Vested (#)	Vested ($)
W. M. Klein	100,000	0	$42.90	1/25/14	79,354(1)	$5,334,969	166,500(6)	$11,193,795
	45,000	0	$49.18	1/13/15
	0	38,000	$65.63	10/11/19
D. J. Sescleifer	5,000	0	$46.13	10/18/14	27,909(2)	$1,876,322	40,900(7)	$2,749,707
	0	25,000	$65.63	10/11/19
J. W. McClanathan	50,000	0	$42.90	1/25/14	28,814(3)	$1,937,165	40,200(8)	$2,702,646
	20,000	0	$46.13	10/18/14
	0	17,500	$65.63	10/11/19
D. P. Hatfield	16,667	0	$30.10	9/22/12	24,751(4)	$1,664,010	40,900(9)	$2,749,707
	15,000	0	$46.13	10/18/14
	0	30,000	$65.63	10/11/19
G. G. Stratmann	2,500	0	$46.13	10/18/14	21,754(5)	$1,462,521	29,950(10)	$2,013,539
	0	18,750	$65.63	10/11/19

(1)	Of this total for Mr. Klein,

•6,666 restricted stock equivalents will vest on 5/19/12;

•3,404 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

•6,185 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 will vest on 11/30/11;

•1,599 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•14,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/10/07) vested in total on 10/10/10;

•21,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vest on 10/13/11; and

•26,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/12/09) vest on 10/12/12.

(2)	Of this total for Mr. Sescleifer,

•6,666 restricted stock equivalents will vest on 5/19/12;

•1,055 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

•4,406 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 will vest on 11/30/11;

•682 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•3,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/10/07) vested in full on 10/10/10;

•5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) vest on 10/13/11; and

•6,600 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/12/09) vest on 10/12/12.

(3)	Of this total for Mr. McClanathan,

•6,666 restricted stock equivalents will vest on 5/19/12;

•1,951 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

•4,660 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 will vest on 11/30/11;

•737 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•3,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/10/07) vested in full on 10/10/10;

•5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) will vest on 10/13/11; and

•6,300 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/12/09) will vest on 10/12/12.

(4)	Of this total for Mr. Hatfield,

•3,333 restricted stock equivalents will vest on 5/19/12;

•1,077 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

•4,414 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 will vest on 11/30/11;

•827 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•3,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/10/07) vested in full on 10/10/10;

•5,000 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) will vest on 10/13/11; and

•6,600 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/12/09) will vest on 10/12/12.

(5)	Of this total for Ms. Stratmann,

•6,666 restricted stock equivalents will vest on 5/19/12;

•995 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

•2,636 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2008 will vest on 11/30/11;

•407 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2009 will vest on 11/30/12;

•2,500 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/10/07) vested in full on 10/10/10;

•3,750 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/13/08) will vest on 10/13/11; and

•4,800 restricted stock equivalents (which is the time-vesting component of the performance awards granted 10/12/09) will vest on 10/12/12.

(6)	Of this total for Mr. Klein,

•42,000 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/10/07—of this amount, no restricted stock equivalents vested on 11/02/10, based on annual compound growth in EPS over the preceding 3-year period;

•64,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/13/08; and

•60,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09.

(7)	Of this total for Mr. Sescleifer,

•10,500 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/10/07—of this amount, no restricted stock equivalents vested on 11/02/10, based on annual compound growth in EPS over the preceding 3-year period;

•15,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/13/08; and

•15,400 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09.

(8)	Of this total for Mr. McClanathan,

•10,500 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/10/07—of this amount, no restricted stock equivalents vested on 11/02/10, based on annual compound growth in EPS over the preceding 3-year period;

•15,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/13/08; and

•14,700 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09.

(9)	Of this total for Mr. Hatfield,

•10,500 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/10/07—of this amount, no restricted stock equivalents vested on 11/02/10, based on annual compound growth in EPS over the preceding 3-year period;

•15,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/13/08; and

•15,400 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09.

(10)	Of this total for Ms. Stratmann,

•7,500 restricted stock equivalent units represent the performance-linked component of our performance awards granted 10/10/07—of this amount, no restricted stock equivalents vested on 11/02/10, based on annual compound growth in EPS over the preceding 3-year period;

•11,250 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/13/08; and

•11,200 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/12/09.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)(1)(2)(3)	($)
W. M. Klein	50,000	$1,881,730	32,046	$2,019,119
D. J. Sescleifer	0	$ 0	8,741	$ 541,633
J. W. McClanathan	50,000	$1,655,311	9,155	$ 572,361
D. P. Hatfield	0	$ 0	7,170	$ 439,397
G. G. Stratmann	0	$ 0	5,674	$ 354,113

(1)
On 10/9/09, 25% of restricted stock equivalents granted to each of the officers under the terms of our three-year performance awards dated 10/9/06, vested in accordance with the terms of the awards (the time-vesting component). Upon vesting, the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions.

On 11/3/09, the remaining 75% of the equivalents granted under those awards (the performance component) were forfeited in accordance with the terms of the award agreements since EPS for the period 9/30/06 through 9/30/09 did not meet the threshold for vesting.

(2)	On 11/16/09 performance awards granted 2/6/09 vested based on the Company and individual performance goals for the period September 30, 2008 through September 30, 2009.

(3)	Receipt of the following numbers of shares was deferred, at the election of each officer, until retirement or other termination of employment:

• Mr. Hatfield, 4,670

• Ms. Stratmann, 2,674

PENSION BENEFITS

Our retirement plan covers essentially all U.S. employees of Energizer Holdings, Inc. after one year of service. As a qualified plan, the retirement plan is subject to maximum pay and benefit limits. We also offer a non-qualified, unfunded pension restoration plan, the executive supplemental retirement plan, to the executive officers which, following retirement, pays those amounts which would otherwise be paid under the retirement plan but for the Internal Revenue Code maximum pay and benefit limits. It generally provides the same benefit formulas as the retirement plan, but does so without regard to maximum pay and benefit limits. (It does not, however, provide restoration of an officer’s pension-plus match account (PPMA) benefit, described below, which is instead provided under our executive savings investment plan, an unfunded excess 401(k) plan.) In February of 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended accrual of benefits for officers in the pension restoration plan for the calendar year, and in lieu of those and other benefits, each officer was granted a 2009 performance award, as described in our Compensation Discussion and Analysis. Accruals under the pension restoration plan commenced in calendar year 2010.

The following are the current benefit formulas under the retirement plan:

Final Average Pay (frozen benefit)

The traditional final average pay (FAP) benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset. The five-year average is determined by taking the average of a participant’s five highest consecutive annual earnings during the ten years prior to the year in which he or she terminates employment with us. For purposes of the qualified retirement plan and the non-qualified pension restoration plan “annual earnings” generally consist of salary, overtime pay, salary reductions elected by the participant, and bonuses under our annual cash bonus program. The FAP benefit is payable at the normal retirement date of age 65 as a monthly five-year certain and life benefit, although there are a number of other optional forms of payment. The benefit can be received upon early retirement as early as age 55 with two years of service. The reduction for early benefit commencement is 5% per year from age 62 (or 5% per year from age 65 if termination occurs before age 55). Mr. Klein is the only named executive officer who elected the FAP benefit formula. As of December 31, 2009, this benefit was frozen and future accruals occur under the Retirement Accumulation Account formula described below.

Effective as of January 1, 1999, participants in the Ralston Purina Retirement Plan, the retirement plan’s predecessor (including Messrs. Klein, McClanathan and Hatfield, and Ms. Stratmann) were required to make a one-time election between the FAP benefit formula, or the PEP benefit formula described below. Mr. Klein elected to continue the FAP benefit formula, while the other officers elected the PEP benefit. The PEP benefit formula is applied for employees hired after that date, including Mr. Sescleifer.

Pension Equity Formula (frozen benefit)

The pension equity (PEP) benefit formula provides a lump sum benefit equal to the sum of (i) regular pension equity credits multiplied by five-year average annual earnings and (ii) excess pension equity credits multiplied by five-year average annual earnings in excess of Social Security covered compensation. The regular pension equity credits range from 4% for each of the first five years of service to 10% for each year of service above 20. The excess pension equity credit is 3.5% for each year of service. Instead of a lump sum, the participant can choose a monthly annuity option from a number of equivalent optional forms. The benefit vests 100% after three years of service. There is no early retirement eligibility associated with the PEP benefit. Each person who is vested may elect to receive the benefit upon termination.

PensionPlus Match Account

The PPMA is available to all covered employees, including the named executive officers, even before one year of service is completed. The PPMA provides a 325% match in a cash balance account under our retirement plan to those participants who make an after-tax contribution of 1% of their annual earnings to our savings investment plan, which is our qualified 401(k) plan. For employees hired after October 1, 2008, PPMA benefits vest after three years of service. For employees hired prior to October 1, 2008 PPMA benefits vest at 25% after one year, 50% after two years, and 100% after three years. PPMA balances are credited with interest at a 30-year Treasury rate that is reset annually. The PPMA balance is available at termination as a lump sum or in various equivalent monthly optional forms. There is no early retirement eligibility associated with the PPMA benefit. Each person who is vested may elect to receive the benefit upon termination. Effective January 1, 2010, this benefit was eliminated for all employees.

Retirement Accumulation Account

Effective as of the end of calendar year 2009, the current formulas under the FAP, PEP and PPMA were frozen and future retirement benefits are now determined in accordance with a new retirement accumulation formula. Under that formula, active participants in the qualified defined benefit pension plan, including the named executive officers, will receive monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts will be credited with monthly interest equal to the 30-year treasury bond interest rate that is reset annually. As a transition for older/longer-tenured employees, who may have less time to adjust their retirement planning, including the named executive officers, employees with age and years of service totaling at least 60 but not more than 74 will receive an additional monthly credit equal to 2% of eligible benefit earnings for each month, and employees with age and years of service totaling 75 or more will receive an additional credit equal to 4% of their eligible benefit earnings for each month. These transition credits are available to eligible plan participants through 2014 (or, if earlier, their termination of employment with the Company).

Assumptions utilized in the valuations set forth in the table below are set forth in “Note 8. Pension Plans and Other Post-Retirement Benefits” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2010.

Policies Re: Additional Credit Service

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described below under POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period of three years under the agreements.

PENSION BENEFITS TABLE

		Number of
		Years Credited	Present Value of	Payments During
		Service	Accumulated	Last Fiscal Year
Name	Plan Name	(#)(1)	Benefit ($)(2)	($)
W. Klein	Energizer Retirement Plan	31	$1,062,015	$ 0
	Supplemental Executive Retirement Plan	31	$8,280,699	$ 0
D. Sescleifer	Energizer Retirement Plan	9	$ 327,021	$ 0
	Supplemental Executive Retirement Plan	9	$ 492,682	$ 0
J. McClanathan	Energizer Retirement Plan	35	$ 909,101	$ 0
	Supplemental Executive Retirement Plan	35	$3,910,778	$ 0
D. Hatfield	Energizer Retirement Plan	24	$ 633,826	$ 0
	Supplemental Executive Retirement Plan	24	$1,418,340	$ 0
G. Stratmann	Energizer Retirement Plan	20	$ 473,038	$ 0
	Supplemental Executive Retirement Plan	20	$ 793,696	$ 0

(1)
The number of years of credited service reflect years of actual service with us. For Messrs. Klein and Hatfield, and Ms. Stratmann, all but 9 of the years shown include years of actual service with Ralston Purina Company, our former parent.

For Mr. McClanathan, 9 of the years shown were with us, 14 years were with Ralston Purina Company, and the balance were with Union Carbide Company, the former owner of our battery business.

(2)	Based on the age benefits are available without reduction.

NON-QUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, non-qualified plan, executives can elect to have up to 100% of their annual bonus deferred until their retirement or other termination of employment, or for a shorter, 3-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2010 of 1.10%,

•
a prime rate fund, which credits account balances with above-market interest at the prime rate quoted by J.P. Morgan Chase & Co. (For fiscal 2010, the average rate credited under this fund was 3.25%), or

•	Vanguard measurement funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2010 ranging from 0.03% to 28.71%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds at the time, and to the extent, that they are paid with respect to the actual Vanguard funds. Because no dividends have been paid on our common stock, no dividend equivalents have been credited to the Energizer common stock unit fund. However, units in that fund, and in the Vanguard tracking funds, can appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value.

Deferrals of cash bonuses into the Energizer common stock unit fund during each calendar year are increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will also accelerate upon the occurrence of the events described in the narrative to the Grants of Plan-Based Awards Table above.

Deferrals, vested Company matches, and the vested three-year performance award units which vested in October of 2009, as described in the Option Exercises and Stock Vested Table above, may be transferred to different investment options at the executive’s discretion. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. (Ralston assigned liability for such amounts to us in the spin-off.) Long-term deferrals in the plan may be paid out in a lump sum in cash six months following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plans (the savings investment plan and the PPMA) but for limitations imposed by the Internal Revenue Code, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents under the Energizer common stock unit fund, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, plus or minus the net investment return, are paid out in a lump sum, or in five or ten year installments, following retirement or other termination of employment. In February of 2009, in order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, the committee, on a one-time basis, suspended Company matching contributions under the plan for the calendar year, and in lieu of those contributions and other benefits, each officer was granted a 2009 performance award, as described in our Compensation Discussion and Analysis. Company matching contributions in the executive savings investment plan commenced in calendar year 2010.

Deferred Equity Awards

The named executive officers were given the opportunity to elect, in advance, to defer receipt of vested restricted stock equivalent awards which they could be granted in the future. These awards, which have been granted under the terms of our 2000 and 2009 incentive stock plans, provide that upon vesting, the equivalents granted will convert into non-restricted shares of our common stock which are then issued to the officer. If deferral was elected, the equivalents will not convert into shares of our common stock until six months after the officer’s termination of employment with us. In the event that the Company would pay any dividends on its shares of common stock, these officers will also be credited with dividend equivalents with respect to their vested stock equivalents. No other earnings are credited or paid with respect to these deferrals.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance at
		in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	Plan	($)(1)	($)(2)	($)(3)	($)	($)(5)
W. M. Klein	Def’d Comp. Plan	$ 0	$92,813	$279,442	$ 0	$14,216,555
	Exec. S.I.P.	$49,219	$21,250	$158,691	$ 0	$1,703,156
	Vested Stock Equivs.(4)	$ 0	$ 0	$58,592	$ 0	$4,426,020
	Total	$49,219	$114,063	$496,725	$ 0	$20,345,731
D. J. Sescleifer	Def’d Comp. Plan	$ 0	$39,600	$(25,447)	$750,751	$4,136,412
	Exec. S.I.P.	$26,017	$ 8,313	$119,286	$ 0	$1,215,298
	Vested Stock Equivs.(4)	$ 0	$ 0	$16,317	$ 0	$1,232,595
	Total	$26,017	$47,913	$110,156	$750,751	$6,584,305
J. W. McClanathan	Def’d Comp. Plan	$ 0	$42,768	$405,949	$ 0	$9,157,302
	Exec. S.I.P.	$55,739	$11,550	$73,621	$ 0	$1,297,895
	Vested Stock Equivs.(4)	$ 0	$ 0	$38,568	$ 0	$2,913,345
	Total	$55,739	$54,318	$518,138	$ 0	$13,368,542
D. P. Hatfield	Def’d Comp. Plan	$ 0	$48,006	$ 7,660	$ 0	$5,402,484
	Exec. S.I.P.	$14,767	$ 4,630	$34,054	$ 0	$276,079
	Vested Stock Equivs.(4)	$275,997	$ 0	$43,901	$ 0	$762,187
	Total	$290,764	$52,636	$85,616	$ 0	$6,440,750
G. G. Stratmann	Def’d Comp. Plan	$ 0	$23,630	$77,467	$ 0	$2,988,523
	Exec. S.I.P.	$79,846	$10,437	$40,200	$ 0	$676,385
	Vested Stock Equivs.(4)	$158,033	$ 0	$38,057	$ 0	$1,412,368
	Total	$237,879	$34,067	$155,724	$ 0	$5,077,276

(1)	There were no officer contributions to our deferred compensation plan during fiscal 2010 since the Bonus Plan was rescinded for fiscal 2009.

The officer contributions to our executive savings investment plan during fiscal 2010 consist of deferrals of salary earned with respect to fiscal 2010.

The officer contributions of vested stock equivalents during fiscal 2010 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting.

(2)
Our contributions to our deferred compensation plan shown in this column consist of the 25% Company match on deferrals of fiscal year 2009 cash bonuses which would have been credited into the Energizer common stock unit fund of the plan. The annual expense associated with unvested Company matching contributions is included in the Stock Awards column of the Summary Compensation Table. On November 30, 2009, an additional 25% Company match contribution was credited to each officer under the deferred compensation plan with respect to fiscal year 2009 cash bonuses that they would have received but for the rescission of the fiscal 2009 annual cash bonus program, as discussed in Compensation Discussion and Analysis. The value, as of the date of crediting, of those contributions (which are made in Energizer stock units) was as follows: W. Klein—$92,838; J. McClanathan—$42,790; D. Hatfield—$48,016; and G. Stratmann—$23,630.

Our contributions to our executive savings investment plan consist of Company contributions prior to 01/01/09 which would have otherwise been contributed to the savings investment plan and the PPMA but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Aggregate earnings/(losses) shown in this column consist of:

•    amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment funds offered under our savings investment plan, a qualified 401(k) plan,

• in the case of the prime rate option of our deferred compensation plan, interest at J.P. Morgan Chase & Co.’s prime rate,

•     the appreciation or depreciation in value of each of the investment options in the plans between September 30, 2009 and September 30, 2010. (As no dividends were paid on our common stock, there have been no earnings credited for amounts deferred into the Energizer common stock unit fund of either of the plans, and

•     the appreciation or depreciation in value of vested restricted stock equivalents (see footnote 4 below) between September 30, 2009 and September 30, 2010, or from the date of vesting and September 30, 2010, for awards vesting and deferred during the fiscal year. (No actual earnings or dividends have been credited with respect to these awards.) The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Non-qualified Deferred Compensation Earnings” of the Summary Compensation Table.

(4)
The officers have from time to time elected to defer conversion of vesting restricted stock equivalents until their termination of employment from the Company. The total equivalents deferred for each officer is as follows:

• Mr. Klein - 65,834 equivalents;

• Mr. Sescleifer - 18,334 equivalents;

• Mr. McClanathan - 43,334 equivalents;

• Mr. Hatfield - 11,337 equivalents; and

• Ms. Stratmann - 21,008 equivalents.

The values shown are as of September 30, 2010.

(5)
Of the aggregate balances shown in this column, with respect to the deferred compensation plan the following amounts were previously reported as compensation in the Summary Compensation Tables of our proxy statements for previous annual meetings:

• Mr. Klein - $13,830,710;

• Mr. Sescleifer - $4,378,953,

• Mr. McClanathan - $6,761,703;

• Mr. Hatfield - $2,411,883; and

• Ms. Stratmann - $1,529,125.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table, and for Messrs. Klein, McClanathan and Hatfield, and Ms. Stratmann, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan the following amounts were previously reported as compensation in the Summary Compensation Tables of our proxy statements for prior years:

• Mr. Klein - $1,213,041;

• Mr. Sescleifer - $885,389;

• Mr. McClanathan - $634,192;

• Mr. Hatfield - $137,567; and

• Ms. Stratmann - $209,048.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (4) above, the following number of equivalents were previously reported as compensation in the Summary Compensation Tables of our proxy statements for the years when the awards were granted:

• Mr. Klein - 65,459 equivalents;

• Mr. Sescleifer - 12,917 equivalents;

• Mr. McClanathan - 35,834 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our 2000 and 2009 incentive stock plans and our deferred compensation plan, provide for acceleration of vesting of certain awards in the event of certain terminations of employment (as shown in the chart below). In addition, we have entered into change of control employment agreements with our named executive officers which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•
the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2010, the last day of our fiscal year,

•	the market value of our common stock on that date was $67.23 (the actual closing price on September 30, 2010),

•	each of the officers were terminated on that date, and

•	corporate and individual federal tax rates were 35%, Missouri state tax rate was 6%, Connecticut state tax rate (for Mr. Hatfield) was 5%, and FICA was 1.45%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees-such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the Non-qualified Deferred Compensation Table above, except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of awards. No awards are accelerated for voluntary termination of employment before attainment of age 55, or for involuntary termination for cause, except as noted.

	Involuntary			Retirement
	Termination	Death	Disability	After Age 55
Restricted stock equivalent award granted 5/19/03	Accelerated	Accelerated	Accelerated	Accelerated
Three-year performance awards granted 10/10/07, 10/13/08 and 10/12/09	Forfeited	Accelerated	Accelerated	Forfeited
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 60% of the amount by which the officer’s previous year’s salary and bonus exceeded $150,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.) As noted in the Summary Compensation Table, the Company pays the premiums for $40,000 of term life insurance for all US employees, including the named executive officers.

Upon retirement or death, the officer, or his or her surviving spouse, may also be entitled to continued coverage under our executive health plan, which generally covers medical/dental/vision expenses and deductibles and co-pays not otherwise covered by our underlying medical insurance plan. However, in order to qualify for continued coverage under the executive health plan, the covered person must pay for retiree coverage under our underlying medical and dental insurance plans. Because the cost of such retiree coverage under our medical insurance plan is generally significantly higher than other available medical plans, and none of our current officers are entitled to any subsidy from us for that coverage (as some grandfathered retirees are), it is unknown whether any of the officers will elect to obtain retiree coverage from our plan and qualify for additional coverage under our executive health plan.

The value of the following awards which would be accelerated for our named executive officers upon death, disability, involuntary termination of employment or retirement as of September 30, 2010 is shown in the following chart. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $67.23. Stock market declines since September 30, 2010 are not reflected in these valuations.

	Accelerated Awards
		Restricted
		Stock
		Equivalents,	Unvested 25%
	Stock	Three-Year	Company
Officer Termination Events	Options	Performance Awards	Match	Total
W. M. Klein: 1	$ 0	$15,328,440	$752,155	$16,080,595
W. M. Klein: 2	$ 0	$ 0	$752,155	$ 752,155
W. M. Klein: 3	$ 0	$ 0	$752,155	$ 752,155
D. J. Sescleifer: 1	$ 0	$ 4,213,080	$412,991	$ 4,626,071
D. J. Sescleifer: 2	$ 0	$ 448,200	$412,991	$ 861,191
J. W. McClanathan: 1	$ 0	$ 3,697,650	$483,577	$ 4,181,227
J. W. McClanathan: 2	$ 0	$ 0	$483,577	$ 483,577
J. W. McClanathan: 3	$ 0	$ 0	$483,577	$ 483,577
D. P. Hatfield: 1	$ 0	$ 3,988,980	$424,725	$ 4,413,705
D. P. Hatfield: 2	$ 0	$ 224,100	$424,725	$ 648,825
G. G. Stratmann: 1	$ 0	$ 3,204,630	$271,450	$ 3,476,080
G. G. Stratmann: 2	$ 0	$ 448,200	$271,450	$ 719,650

Termination Events:

1— Death or permanent disability;

2— Involuntary termination of employment other than for cause;

3— Retirement following attainment of age 55 (Mr. Klein and Mr. McClanathan had attained age 55 as of September 30, 2010).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of three years from their effective date (which term is automatically extended every year for an additional year unless our nominating and executive compensation committee elects to terminate an agreement at least 90 days prior to renewal). Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within three years following a change in control of the Company.

“termination for cause” means a termination for willful breach of, or failure to perform, employment duties,

“good reason” means any of the following:

•	assignment of duties inconsistent with the officer’s status;

•	reduction in the officer’s annual salary;

•
the failure of the acquirer to pay any bonus award to which the officer was otherwise entitled, or to offer the officer incentive compensation, stock options or other benefits or perquisites which are offered to similarly situated executives of the acquirer;

•	relocation of the officer’s primary office to a location greater than 50 miles from his or her existing office;

•	any attempt by the acquirer to terminate the officer’s employment in a manner other than as expressly permitted by the agreements; or

•	the failure by the acquirer to expressly assume the Company’s obligations under the agreements.

“change of control” means:

•	the acquisition of 20% or more of the outstanding shares of our common stock;

•	that time when our initial directors, or their recommended or appointed successors, fail to constitute a majority of our board; or

•	the approval by our shareholders of a merger, consolidation, or sale of all or substantially all of the assets, of the Company.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control. The agreements also provide that upon a change of control, as defined above, outstanding equity awards held by each officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. (Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock.) The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Restricted stock equivalent award granted 5/19/03	All unvested equivalents vest
Three-year equity awards which include performance awards granted 10/10/07 and 10/13/08
25% of the equivalents vest in total. With respect to the remaining equivalents, if the change of control occurs within 18 months from grant, vesting will be at target, and if it occurs more than 18 months from grant, vesting will be at the greater of target or actual performance. Vesting will be at target, with an assumed individual performance rating of “2”

Three-year performance awards granted 10/12/09
50% of the equivalents vest in total. With respect to the remaining equivalents, if the change of control occurs within 18 months from grant, vesting will be at target, and if it occurs more than 18 months from grant, vesting will be at the greater of target or actual performance. Vesting will be at target, with an assumed individual performance rating of “2”

Three-year time based awards granted 10/12/09	100% vest upon change of control

If the officer is terminated, the severance compensation payable under the agreements consists of:

•
a lump sum payment in an amount equal to three times the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);

•	a pro rata portion of the officer’s target annual bonus for the year of termination;

•
the difference between the officer’s actual benefits under our retirement plans at the time of termination and what the officer would have received if he or she had remained employed for an additional period of three years; and

•	the continuation of other executive health, dental and welfare benefits for a period of three years following the officer’s termination.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of three years following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

In the event that it is determined that a “golden parachute” excise tax is due under the Internal Revenue Code, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $67.23 (the closing price of our common stock on September 30, 2010). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2010 are not reflected in these valuations.

	Accelerated or Additional Benefits—Termination following Change of Control
				Restricted
				Stock Equivs.,
			25%	Three-Year		Excise Tax
	Cash	Retirement	Company	Performance		Gross-Up/
	Severance	Benefits	Match	Awards	Benefits	Reduction	Total
W. M. Klein	$7,297,653	$2,715,747	$752,155	$8,538,210	$99,160	$5,766,709	$25,169,634
D. J. Sescleifer	$3,320,549	$ 268,520	$412,991	$2,552,499	$99,160	$ 0	$6,653,719
J. W. McClanathan	$3,465,085	$ 902,124	$483,577	$2,060,600	$99,160	$(324,704)	$6,685,842
D. P. Hatfield	$3,328,653	$ 486,898	$424,725	$2,328,399	$99,160	$1,970,487	$8,638,322
G. G. Stratmann	$2,209,235	$ 314,625	$271,450	$1,987,768	$99,160	$ 0	$4,882,238

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting is based on three assumptions:

•	Lapse-of-further-service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated;

•
Early receipt portion is equal to the difference between the gain at normal vesting and the present value of the gain at the time vesting is accelerated (present value based on 120% of the IRS Applicable Federal Rates, compounded semi-annually: 0.90% for short-term and 3.175% for mid-term, using September, 2009 rates); and

•
Performance restricted stock equivalents, under which vesting is contingent upon achievement of certain performance goals and continued employment, have been valued assuming a 100% parachute value for the portions of awards that will vest.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Restricted Stock Equivalents,	Excise Tax
	Three-Year Performance Awards	Gross- Up	Total
W. M. Klein	$8,538,210	$ 0	$8,538,210
D. J. Sescleifer	$2,552,499	$ 0	$2,552,499
J. W. McClanathan	$2,060,600	$ 0	$2,060,600
D. P. Hatfield	$2,328,399	$ 0	$2,328,399
G. G. Stratmann	$1,987,767	$ 0	$1,987,767

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board of directors has adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the audit committee of the board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•
Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•
Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•
Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organizations total annual receipts;

•
Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•
Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our board of directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal year 2010, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined by the New York Stock Exchange Listing Standards and Securities and Exchange Commission regulations for audit committee membership.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2010, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2010 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts—Chairman	John E. Klein
Bill G. Armstrong	Pamela M. Nicholson

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent under the New York Stock Exchange Listing Standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

John E. Klein—Chairman Bill G. Armstrong John C. Hunter Richard A. Liddy	W. Patrick McGinnis Pamela M. Nicholson John R. Roberts

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials.  The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2176). If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery.  For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2176). If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Any proposals to be presented at the 2012 Annual Meeting of Shareholders, which is expected to be held on January 23, 2012, must be received by the Company, directed to the attention of the Secretary, no later than August 12, 2011 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and our bylaws.

In order for a shareholder to nominate a candidate for director under our bylaws, timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the meeting between September 25, 2011 and October 25, 2011 for the 2012 Annual Meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election:

•	the nominee’s name, age, business and residential address;

•	the nominee’s principal occupation for the previous 5 years;

•	the nominee’s consent to being named as a nominee and to serving on the board;

•
the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than 10 days after the record date of the annual meeting to disclose such ownership as of the record date), which includes:

o
shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

o	any short interest with respect to common stock;

o	any derivative instruments held by a partnership in which the nominee has a partnership interest; and

o	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.

In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Meeting of Shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case, the notice must be given to the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the Secretary.

By order of the Board of Directors,
Mark S. LaVigne
Secretary

December 10, 2010

VOTE BY INTERNET OR TELEPHONE QUICK * * * EASY * * * IMMEDIATE

ENERGIZER HOLDINGS, INC.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on January 17, 2011.

Vote Your Proxy on the Internet:
Go to www.energizer.com.
Have your proxy card available when you access the above website. Select “ENR Shareholder Proxy Voting.” Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
--------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------
PROXY

ENERGIZER HOLDINGS, INC.	COMMON STOCK Please mark ☒ your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors Nominees: FOR AGAINST ABSTAIN (01) Ward M. Klein ☐ ☐ ☐ (02) W. Patrick McGinnis ☐ ☐ ☐ (03) John R. Roberts ☐ ☐ ☐	3. Executive Officer Bonus Plan and Performance Criteria ☐FOR ☐AGAINST ☐ ABSTAIN 4. Ratification of appointment of PricewaterhouseCoopers LLP as independent auditor ☐ FOR ☐ AGAINST ☐ ABSTAIN
2. Amendment and Restatement of the 2009 Incentive Stock Plan. FOR AGAINST ABSTAIN ☐ ☐ ☐	Please be sure to sign and date this Proxy Card. IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

Mark box at right if you plan to attend the Annual Meeting on January 18, 2011. ☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature______________________________________________________Signature_________________________________________________________Date______________________,
Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

2011 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2011 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 18, 2011
3:00 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
-----------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 18, 2011

P R O X Y
This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” Items 1, 2, 3 and 4 and in the discretion of the proxies, on any other business that may properly come before the meeting. The undersigned hereby appoints W.M. Klein and G.G. Stratmann, or either of them, as true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 19, 2010, at the Annual Meeting of Shareholders to be held on January 18, 2011 and any adjournments or postponement thereof.

(Important - to be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record Energizer Holdings, Inc. Savings Investment Plan

December 10, 2010

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 18, 2011.  The enclosed proxy relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 19, 2010.  Shares credited to your account as of November 12, 2010 will be voted in accordance with your instructions on the enclosed proxy card.  Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 13, 2010 and November 19, 2010, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy.  It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator.  Alternatively, you may vote by telephone or via Internet.  However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but no later than January 14, 2011.

You may also have received additional proxy statements and proxies relating to other shares of Energizer Common Stock held by you.  These proxies are not duplicates of the one enclosed and we ask that they also be voted as described in the instructions enclosed with them.

WARD M. KLEIN
Chief Executive Officer

Dear Shareholder:

Thank you for consenting to receive your shareholder materials via the Internet.  This letter provides you the information you will need to view Energizer Holdings, Inc. annual meeting materials online, vote your shares online and print a copy of the materials.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri on Tuesday, January 18, 2011 at 3:00 p.m., local time, for the following purposes:

    * To elect three directors to serve three-year terms ending at the Annual Meeting held in 2014, or until their respective successors are elected and qualified;

    * To approve an amendment and restatement of the Energizer Holdings, Inc. 2009 Incentive Stock Plan ("2009 Plan");

    * To approve the Executive Officer Bonus Plan and Performance-based Criteria; and

    * To ratify the appointment of PricewaterhouseCoopers LLP as independent auditor.

Shareholders of record at the close of business on November 19, 2010, are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares entitled to vote at the meeting must be present in person or by proxy in order for the meeting to be held.  Therefore, whether or not you expect to attend the meeting in person, you are urged to vote your proxy either electronically via the Internet or by telephone at 1-866-894-0537.  If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.  In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

VIEW ANNUAL MEETING MATERIALS

To view the 2010 Annual Report and Proxy Statement, please go to the website www.energizer.com, click on About Energizer and then click on Investor Relations.  You will then see two direct links - one for the 2010 Proxy Statement and one for the 2010 Annual Report.

VOTE YOUR PROXY

To vote your proxy over the Internet, please go to the website www.energizer.com and click on ENR Shareholder Proxy Voting.

To access and vote your proxy card via the Internet or by phone, you will need to enter the following information exactly as it appears:

Company Number: $CompanyNumber
Proxy Number: $ProxyNumb
Account Number: $AccountNbr

Thank you again for participating in Energizer Holdings, Inc. electronic distribution program.

You may request a paper copy of these materials or revoke your consent to receive shareholder materials electronically by contacting the Secretary of the Company.